UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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GENON ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

and

Notice of 2012 Annual Meeting of Stockholders

March 30, 2012

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of GenOn Energy, Inc. on Wednesday, May 9, 2012, beginning at 8:00 a.m., Eastern Time, at The Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania.

At the meeting, stockholders will be asked to:

1.	Elect the ten directors nominated by our Nominating and Governance Committee to our Board of Directors to serve until the next annual meeting of stockholders;

2.	Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2012;

3.	Consider an advisory vote on the compensation of our named executive officers;

4.	Consider a stockholder proposal, if properly presented at the meeting, described in the proxy materials; and

5.	Transact such other business that may properly come before the meeting.

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our proxy statement and annual report at https://www.proxyvote.now/gen. On or about March 30, 2012, we mailed our stockholders a notice containing instructions on how to access our proxy materials and vote online. The notice also provides instructions on how you can request proxy materials to be sent to you by mail or email and how you can enroll to receive proxy materials by mail or email for future meetings.

Stockholders of record at the close of business on March 12, 2012 are entitled to vote. Each share entitles the holder to one vote. You may vote over the Internet by following the instructions provided on the notice or proxy card mailed to you or by telephone by following the instructions found on the Internet site provided on the notice or proxy card. You may also vote in person at the meeting or, if you request to receive proxy materials by mail or email, by completing and returning a proxy card. For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement. Please vote in advance of the meeting even if you plan to attend.

Attendance is limited to stockholders of GenOn Energy, Inc., their proxy holders and our guests. Check-in will begin at 7:15 a.m. Stockholders holding stock in brokerage accounts must bring a brokerage statement or other evidence of share ownership as of March 12, 2012 in order to be admitted to the meeting.

Sincerely,

Michael L. Jines Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer

i

ii

GENON ENERGY, INC.

1000 Main Street

Houston, Texas 77002

(832) 357-3000

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 9, 2012.
The proxy statement and annual report are available at
https://www.proxyvotenow.com/gen

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of GenOn Energy, Inc. for the 2012 Annual Meeting of Stockholders (the “Meeting”) and for any adjournment or postponement of the Meeting. The Meeting will be held on Wednesday, May 9, 2012, at 8:00 a.m., Eastern Time, at The Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania. In this proxy statement, “we,” “us,” “our” and the “Company” refer to GenOn Energy, Inc.

We are making these proxy materials available to you on the Internet. On or about March 30, 2012, we mailed a notice to our stockholders containing instructions on how to access the proxy materials at https://www.proxyvote.now/gen and vote online. In addition, stockholders may request proxy materials to be sent to them by mail or email.

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to:

1.	Elect the ten directors nominated by our Nominating and Governance Committee to our Board of Directors to serve until the next annual meeting of stockholders;

2.	Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2012;

3.	Consider an advisory vote on the compensation of our named executive officers (the “Say on Pay Proposal”);

4.	Consider a stockholder proposal, if properly presented at the meeting, described in this proxy statement (the “Stockholder Proposal”); and

5.	Transact such other business that may properly come before the meeting.

Who is entitled to vote at the Meeting?

Only stockholders of record at the close of business on March 12, 2012, the record date for the Meeting, are entitled to receive notice of and participate in the Meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and the notice was sent directly to you. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record sent the voting instructions to you.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the Meeting.

How do I vote?

You may vote over the Internet by following the instructions provided on the notice or proxy card mailed to you or by telephone by following the instructions found on the Internet site provided on the notice or proxy card. You may also vote in person at the Meeting or, if you request (or have previously requested) proxy materials by mail or email, by completing and returning a proxy card.

If you hold your shares in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions sent to you by the holder of record. If you desire to vote in person at the Meeting, as a holder in street name, you must provide a legal proxy from your bank, broker or other holder of record.

May I change my vote?

Yes, you may change your vote at any time prior to the vote tabulation at the Meeting by (1) voting in person at the Meeting, (2) re-casting a vote over the Internet or by telephone at a later date or (3) if your shares are registered in your name, sending a written notice of revocation to our Corporate Secretary by mail to GenOn Energy, Inc., P.O. Box 3795, Houston, Texas 77253 or by facsimile at (832) 357-0140. If you request proxy materials by mail or email, you may also change your vote by mailing a proxy card with a later date. If you recast your vote, only your later dated proxy (whether cast by Internet, telephone, mail or in person) will be counted.

What are the Board’s recommendations?

The Board recommends a vote FOR proposals 1—3 and AGAINST the Stockholder Proposal (proposal 4). If any other matter properly comes before the Meeting, Edward R. Muller and Michael L. Jines (the “Proxy Holders”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Meeting?

We will have a quorum, and will be able to conduct the business of the Meeting, if the holders of a majority of shares of common stock outstanding and entitled to vote are represented in person or by proxy at the Meeting. As of the record date, 771,180,613 shares of common stock, representing the same number of votes, were outstanding. The presence of the holders of at least 385,590,308 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the quorum. For more information regarding broker non-votes, see “How are abstentions and broker non-votes treated?”

What vote is required to approve each proposal?

Directors are elected if the votes cast for that nominee’s election exceed the votes cast against that nominee’s election. The affirmative vote of a majority of the shares of common stock represented at the Meeting and entitled to vote is required for ratification of KPMG LLP’s appointment, approval of the Say on Pay Proposal and approval of the Stockholder Proposal.

How are abstentions and broker non-votes treated?

If you “ABSTAIN” on voting for any nominee for director, your vote will not be counted as a vote cast and will have no effect on whether such nominee is elected. If you “ABSTAIN” on voting for ratification of KPMG LLP’s appointment, advisory approval of the Say on Pay Proposal, or approval of the Stockholder Proposal, that will have the effect of a vote against each of those matters.

A broker non-vote occurs when the broker holding shares in street name is unable to vote on a proposal because the New York Stock Exchange (“NYSE”) rules prohibit a broker from voting on the matter without owner instructions. Relevant NYSE rules provide that a broker holding shares for an owner in street name may not vote for a non-routine proposal or a stockholder proposal that is opposed by management, without voting instructions, whereas a broker may vote on routine matters without owner instructions. The election of directors, the Say on Pay Proposal, and the Stockholder Proposal are non-routine items. Broker non-votes, if any, will not be counted as having been entitled to vote or as a vote cast and will have no effect on the outcome of the vote on these proposals. The ratification of the appointment of KPMG is a routine item.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you are a holder of record and return a signed proxy card without indicating your vote, your shares will be voted FOR proposals 1—3 and AGAINST proposal 4 (the Stockholder Proposal).

Could other matters be decided at the Meeting?

We do not know of any matters that will be considered at the Meeting other than the proposals set forth in this proxy statement. If other matters are properly raised at the Meeting, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Meeting.

CORPORATE GOVERNANCE

The following section summarizes information about our corporate governance practices, our Board and its committees and the director nomination process.

Corporate Governance Guidelines

We are committed to sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board committees, our Code of Ethics and Business Conduct (the “Code of Ethics”) and our ethics and compliance program, provide the framework for our corporate governance. Complete copies of our Corporate Governance Guidelines, charters of the Board committees and our Code of Ethics are available on our website at www.genon.com/company/company-governance-ethics.aspx or in print to any stockholder who requests them from our Investor Relations department at 832-357-7000. The Board and management regularly review corporate governance developments and the Board modifies the charters and guidelines and management modifies the Code of Ethics and program as appropriate.

Ethics and Compliance

Our Code of Ethics, which applies to our directors, executives and employees, satisfies the U.S. Securities and Exchange Commission’s (“SEC”) requirements for a “code of ethics.” The Code of Ethics prohibits our directors, executives and employees from having relationships or engaging in activities that might conflict with, or give the appearance of conflicting with, our interests or which might affect their independence or judgment.

Among other things, the Code of Ethics addresses conflicts of interest, gifts and entertainment, compliance with laws, rules and regulations (including insider trading, financial reporting and antitrust laws), safeguarding corporate resources, and maintaining appropriate government relations. The Code of Ethics also includes procedures to report possible violations of laws, regulations or the Code of Ethics. Reports may be made to an employee’s supervisor, our Chief Compliance Officer, any member of the Ethics and Compliance, Legal Services or Human Resources groups, a risk area officer or any other senior company official. Reports may also be made anonymously to the Chief Compliance Officer through a toll-free compliance hotline, a web address, or a mailing address administered by an independent third party. All reported violations are investigated promptly and, to the extent possible, treated confidentially. It is our policy that no individual will face discharge, demotion, suspension, threat, discrimination or any other form of retaliation for reporting a potential violation of the Code of Ethics in good faith, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the Code of Ethics.

Our executives and employees are required to annually certify their compliance with the Code of Ethics. The Code of Ethics requires any exception to or waiver of the Code of Ethics for a director or executive be made only by the Board or an independent Board committee and disclosed on our website. To date, we have not received any requests for or granted any waivers of the Code of Ethics for any of our executives or directors. Our Chief Compliance Officer monitors compliance with the Code of Ethics and confirms that our business practices are consistent with the Code of Ethics. Under our ethics and compliance program, our employees regularly participate in a series of ethics and compliance training courses that define problematic relationships and activities and promote understanding of conflicts of interests and our values. The Audit Committee provides oversight of the ethics and compliance program.

Stock Ownership Guidelines

To align our directors and officers with the interests of our stockholders, we have stock ownership guidelines for our directors and executives. The stock ownership levels in the guidelines are based on a multiple of annual base salary (in the case of executives) or annual cash retainer (in the case of non-management directors). All non-management directors have a target ownership level of Company common stock of three times their annual cash retainer. The target level of ownership of Company common stock for the following executives is the aggregate of such person’s annual salary multiplied by the number in parenthesis following his or her position: Chief Executive Officer (5); Executive Vice Presidents (3); Senior Vice Presidents (2); and Vice Presidents (1). The target stock ownership levels are to be achieved by December 3, 2015 or within five years of an individual’s initial appointment to the Board or election as an executive, whichever is later.

Policy on Hedging Economic Risk of Securities Ownership

Because speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls or similar instruments or derivatives related to our securities and it also prohibits selling our securities short, pledging our securities or holding our securities in margin accounts.

Board Size, Leadership Structure and Role in Risk Oversight

On January 10, 2012, the authorized size of our Board was increased from nine members to eleven members and Secretary E. Spencer Abraham and Ms. Elizabeth A. Moler were appointed to our Board. Mr. Steven L. Miller serves as our Lead Director and Mr. Edward R. Muller serves as our Chairman of the Board. All members of our Board are non-management directors, except Edward R. Muller, who serves as our Chairman and Chief Executive Officer.

The Board periodically reviews its leadership structure and recognizes that the Company’s leadership requirements and Board composition may change over time. The Board thinks that the Company and its stockholders are well served by the Board’s current leadership structure. Having one person serve as both Chairman of the Board and Chief Executive Officer of the Company provides clear leadership for the Company, helps ensure accountability for the successes and failures of the Company, facilitates information flow between management and the Board, and fosters effective decision-making and alignment on corporate strategy. At the same time, having an independent Lead Director vested with key duties and responsibilities and four independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Chairman and the rest of the Company’s management team.

The Board oversees all areas of major risk exposure for the Company and is assisted in this role by the Risk and Finance Oversight Committee and the Audit Committee. The Risk and Finance Oversight Committee is provided with regular reports from management on our key business risks, and meets periodically with our Chief Risk Officer and management to discuss specific risks and assess the effectiveness of our risk management systems. The Audit Committee is regularly provided with accounting, auditing and other financial information and internal control, litigation and regulatory proceedings and ethics and compliance reports and meets periodically with our internal auditor, independent auditor, Chief Compliance Officer, General Counsel and management to discuss such information. See “Summary of Committee Responsibilities.”

Director Independence

At least once a year, the Nominating and Governance Committee reviews all relationships each director has with us, including any charitable contributions we make to organizations where our directors serve as board members. The Nominating and Governance Committee reports the results of its review to the Board, which then determines which directors satisfy our independence standards. Rather than adopting categorical standards of independence, the Board assesses independence on a case-by-case basis, in each case consistent with the legal requirements described in our committee charters and the listing standards of the NYSE. These standards provide that a director cannot be independent unless the Board affirmatively determines that the director has no material relationship with us. In addition, a director is not independent if the director does not meet the objective tests described in the NYSE listing standards. Under the NYSE listing standards, Audit Committee members must also satisfy the SEC rule regarding independence.

The Board determined that Ms. Laree E. Perez, Ms. Elizabeth A. Moler, Secretary E. Spencer Abraham, Mr. E. William Barnett, Mr. Terry G. Dallas, Mr. Thomas H. Johnson, Mr. Steven L. Miller, Mr. Robert C. Murray, Mr. William L. Thacker and Mr. Evan J. Silverstein are independent directors. Mr. Muller is not independent because of his employment with the Company. Each member of our Audit, Nominating and Governance and Compensation Committees is independent under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

In making its determination with respect to Mr. Silverstein, the Board considered his membership on the advisory council of the Electric Power Research Institute (EPRI), a non-profit organization to which the Company provides funding for research projects. In determining that the relationship did not constitute a material relationship, the Board noted that Mr. Silverstein has no interest in the transactions between us and EPRI, he does not serve as an executive, director or employee of EPRI and he has no ownership interest in EPRI.

Under the terms of our Corporate Governance Guidelines, each of our independent directors is required to ensure that he or she does not have any relationships or engage in any activities that would result in the director not being independent. Prior to engaging in any material relationship or activity that could reasonably be expected to affect his or her independence, the director must consult with our General Counsel, who determines whether the relationship or activity is addressed and permitted by our independence standards. Our General Counsel refers the matter to the Board if the specific relationship or activity is not addressed by our independence standards. If our General Counsel or Board determines that the relationship or activity would jeopardize the director’s independence, the director is not permitted to engage in the activity or relationship.

Related Person Transactions

We have adopted a written policy and procedures to assess relationships and transactions to which the Company and our directors and executives or their immediate family members are parties to determine if they have a direct or indirect material interest in the transaction. At the first scheduled Nominating and Governance Committee meeting each year, management identifies for the committee any related person transactions to be entered into for that calendar year, including the proposed aggregate value of such transactions. All related person transactions must be approved by the Nominating and Governance Committee and must be on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party. There were no reportable transactions between the Company and related persons in 2011.

Meetings of Non-Management Directors

To facilitate candid discussion among our non-management directors, our non-management directors meet at least quarterly in executive session. The agenda for each regularly scheduled Board meeting includes an executive session of non-management directors. The Lead Director presides over meetings of non-management directors and assists in the preparation of the agenda for each meeting. In addition, each of our committees regularly meets in an executive session led by the committee chair.

Director Attendance at Board Meetings and Annual Meetings

During 2011, the Board met four times and all directors attended all of the meetings that took place during their tenure on the Board. Although the Company has no formal policy regarding attendance by directors at the Company’s annual meetings, all directors on that date attended the 2011 annual meeting and we expect that all directors nominated for election will attend the 2012 Meeting.

Director Orientation and Continuing Education

We regularly provide updates to the Board on topics relevant to their responsibilities as directors, including significant issues, trends and changes in corporate governance. Each director is also encouraged to attend external seminars addressing corporate governance each year. Any new directors will participate in an orientation program on the Company’s capital structure and organization, business units, strategic plan, significant financial, accounting and risk management issues, governance policies, Code of Ethics and vision.

Limitation on Number of Public Company Board Memberships

To ensure that each director is able to devote sufficient time to performing his or her duties, our Corporate Governance Guidelines state that no director shall serve on the boards of more than three other public companies. In addition, the Board and the Nominating and Governance Committee take into account service on other boards as a factor in evaluating director performance and committee assignments. The Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public companies.

Change in Directors’ Professional or Personal Circumstances

The Nominating and Governance Committee evaluates material changes in the personal or professional status of a director that could be expected to diminish the director’s ability to effectively function as a member of the Board. In addition, as part of the annual director evaluation process, the Board considers changes in professional status and health, family, business or personal issues that may bear on effectiveness of Board service. Our Corporate Governance Guidelines require directors to submit a resignation letter if they have a substantial job change. The Board has discretion to accept or reject these resignation letters.

Board and Individual Director Evaluation Process

The Board and each committee conduct an annual self-evaluation to determine whether it and its members are functioning effectively. The evaluation focuses on the Board’s (and each Board committee’s and member’s) contribution as a whole to us and on areas that the Board, any Board committee, any individual director and/or management think can be improved. The Board reviews the conclusions of the evaluations and any recommendations for action.

Succession Planning

In connection with the merger between us and Mirant Corporation in connection that we completed on December 3, 2010 (the “Merger”), Mr. Muller entered into an employment agreement with us, effective as of December 2010, to serve as our Chief Executive Officer for a period of up to three years. In determining a successor to Mr. Muller, the non-management members of the Board discuss succession planning and review development plans for candidates. The non-management members of the Board also annually evaluate and review development plans for potential successors to other members of executive management, based upon reports and recommendations from the Chief Executive Officer. The Chief Executive Officer is responsible for development and succession of executive management, and the Chief Executive Officer and the non-management directors are responsible for assuring such succession and development plans are in the best interests of the Company. We have also adopted a policy regarding succession in the event of an emergency involving or the unexpected resignation, retirement or incapacity of our Chief Executive Officer and Chairman of the Board.

Director Elections

Our bylaws provide that, to be elected, each nominee must receive more votes cast for his or her election than votes cast against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes cast. These bylaw provisions cannot be changed without stockholder approval.

In addition, our Corporate Governance Guidelines include a director resignation policy, which is summarized as follows:

•

nominees must have submitted irrevocable, conditional resignations that become effective if that nominee is not elected by a majority of the votes cast in his or her election at the next annual meeting;

•	the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken;

•	the Board takes action with respect to the resignation within 90 days following the stockholders’ meeting and publicly discloses its decision and the rationale behind it; and

•

if a majority of the members of the Board are not elected by the required vote, then an ad hoc Board committee consisting of the independent directors who were elected will perform the duties described above.

Committee Composition and Meetings

Each of our directors attended all of the meetings held by all Board committees on which they served in 2011. During 2011, the members of the Committees of the Board were as listed below. In January 2012, Ms. Moler was appointed to the Compensation Committee and Secretary Abraham was appointed to the Risk and Finance Oversight Committee. On April 1, 2012, Ms. Moler will be reassigned to the Risk and Finance Oversight Committee and the Nominating and Governance Committee and Secretary Abraham will be reassigned to the Compensation Committee.

Committee	2011 Committee Members	Number of Meetings in 2011
Audit Committee	Robert C. Murray (Chairperson) Terry G. Dallas Laree E. Perez Evan J. Silverstein	4

Compensation Committee	William L. Thacker (Chairperson) E. William Barnett Thomas H. Johnson Steven L. Miller	6

Nominating and Governance Committee	Steven L. Miller (Chairperson) E. William Barnett Robert C. Murray William L. Thacker	6

Risk and Finance Oversight Committee	Evan J. Silverstein (Chairperson) Terry G. Dallas Thomas H. Johnson Laree E. Perez	5

Summary of Committee Responsibilities

All of our standing committees have charters, which are available at www.genon.com.

Audit Committee

The purposes of the Audit Committee are to assist Board oversight of:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications, independence and performance; and

•	the performance of our internal audit function.

The Board has determined that each of the current members of the Audit Committee is qualified as an audit committee financial expert under the SEC’s rules and regulations. In addition, the Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards.

Compensation Committee

The purposes of the Compensation Committee are to:

•

assist the Board in approving and overseeing the process and substance of the Company’s compensation policy and programs, including, but not limited to, compensation philosophy, amounts, plans, and policies and assessment of whether the Company’s compensation structure establishes appropriate incentives for management and employees;

•	assist the Board in approving and overseeing management development and annual evaluation of the Chief Executive Officer and senior executives; and

•	carry out those duties delegated to it under the employee benefit plans for employees of the Company.

The Compensation Committee has discretion to establish and delegate some or all of its authority to subcommittees. During 2011, the Compensation Committee did not establish or utilize a subcommittee for considering or determining executive or director compensation, and it has no current plans to do so. For information regarding the Compensation Committee and its independent consultant’s role in setting compensation, see “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation.”

Nominating and Governance Committee

The purposes of the Nominating and Governance Committee are to:

•	assist the Board in identifying qualified individuals to become Board members;

•	recommend to the Board the selection of director nominees for election at the annual meeting of stockholders;

•	make recommendations to the Board regarding the composition of the Board and its committees;

•	assess director independence and Board effectiveness; and

•	develop and implement the Company’s Corporate Governance Guidelines.

In addition, the Nominating and Governance Committee reviews all relationships each director has with us and reports the results of its review to the Board.

Risk and Finance Oversight Committee

The purposes of the Risk and Finance Oversight Committee are to assist Board oversight of:

•	the Company’s financial and risk profile;

•

the Company’s financial and risk management policies and activities (other than managing and assessing risks with respect to financial reporting and tax-related issues, which are the responsibility of the Audit Committee); and

•	the activities of the Chief Risk Officer.

In addition, the Risk and Finance Oversight Committee reviews our environmental, health and safety policies and initiatives with management at least annually.

Compensation Committee Interlocks and Insider Participation

During 2011, Mr. E. William Barnett, Mr. Thomas H. Johnson, Mr. Steven L. Miller and Mr. William L. Thacker (Chairperson) served on the Company’s Compensation Committee. During 2011, all members of the Compensation Committee were independent directors and no member is or was an employee. During 2011, none of our executives served on a compensation committee (or equivalent) or a board of directors of another entity that had an executive serving on our Compensation Committee or Board.

Director Qualifications, Diversity and Nomination Process

From time to time, the Nominating and Governance Committee considers prospective nominees for Board membership suggested by Board members, management or stockholders. The Committee may also retain a third-party executive search firm to assist it in identifying prospective nominees.

Once the Nominating and Governance Committee has identified a prospective nominee, it decides whether to conduct a full evaluation of the candidate. This decision is based on information provided to the Committee with the recommendation of the candidate, the Committee’s knowledge of the candidate and possible inquiries to the person making the recommendation or others. The Committee’s primary considerations are the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. As stated in the Corporate Governance Guidelines, the Committee also considers the diversity of and the optimal mix of talent and experience on the Board. This may include professional experience and industry background, the need for expertise in particular areas, geographic location, the balance of management and independent directors, gender, race, age and other factors as the Committee deems relevant.

The Committee next evaluates the candidate’s standards and qualifications, including the candidate’s experience, independence, knowledge, commitment to our values, skills, expertise, independence of mind, integrity, service on the boards of other public companies, openness, ability to work as part of a team, willingness to commit the required time and familiarity with our business. Following an evaluation and interviews, the Committee makes a recommendation to the Board regarding the candidate. After considering the recommendation, the Board determines whether or not to extend an offer to the candidate for Board membership.

Submission of Stockholder Director Recommendations

A stockholder who wishes to recommend an individual to serve on the Board should notify us at GenOn Energy, Inc., P.O. Box 3795, Houston, Texas 77253. The notice should be addressed to the attention of the Corporate Secretary or the Chairman of the Nominating and Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating and Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Dates for Submission of Stockholder Proposals & Nominations for 2013 Annual Meeting” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Lead Director, the Chairman of the Board, the non-management directors as a group or the Board may do so by writing in care of the Corporate Secretary at P.O. Box 3795, Houston, Texas 77253. Instructions on how to communicate with the Board are also available on our website at www.genon.com.

Additionally, under the terms of our Code of Ethics, anyone desiring to raise a complaint or concern directly with the Audit Committee has the ability to do so by contacting EthicsPoint, Inc., a third-party vendor, at the following mailing address, web address or toll free number:

GenOn Energy, Inc.—Audit Committee

c/o EthicsPoint, Inc.

P.O. Box 230369

Portland, OR 97281-0369

Attention: Audit Committee

www.guideline.lrn.com

Toll Free Number: (866) 693-8442

Such complaints and concerns will be forwarded directly to the Chairman of the Audit Committee.

The Nominating and Governance Committee has approved a process for handling correspondence received by us and addressed to non-management members of the Board. Our Corporate Secretary reviews all correspondence that, in his opinion, deals with the functions of the Board or otherwise requires their attention. The Corporate Secretary has the discretion not to forward unsolicited marketing materials, mass mailings, unsolicited publications, surveys and questionnaires, resumes and other forms of job inquiries and requests for business contacts or referrals. In addition, the Corporate Secretary may, in his discretion, handle any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. However, directors may at any time request copies of all correspondence that is addressed to members of the Board. Certain correspondence, including correspondence that alleges a violation of law or our Code of Ethics by an executive is immediately brought to the attention of the Chairman of our Audit Committee.

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS

PROPOSAL ONE

ELECTION OF DIRECTORS

RECOMMENDATION: OUR BOARD RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES LISTED BELOW

The first proposal to be voted on at the Meeting is the election of ten directors for a term of office expiring at our 2013 annual meeting. After nearly ten years of service with us, Mr. Barnett has decided to retire and not to stand for reelection when his term expires at the meeting. The Board, based on recommendations from the Nominating and Governance Committee, nominated and recommends each of the ten directors named below. Each of the directors named below has exhibited a commitment to our values, integrity, independence of mind, openness, the ability to work as part of a team, a willingness to commit their time and familiarity with our business. It is because of these qualifications, as well as the skills, expertise, professional experiences and industry background noted below that we think each of these directors should serve on our Board.

We have no reason to think that any of the nominees will be unavailable for election. If any nominee becomes unavailable for election, the Board can name a substitute nominee and proxies will be voted for the substitute nominee, unless discretionary authority has been withheld. Secretary Abraham and Ms. Moler are standing for election by the stockholders for the first time. Secretary Abraham and Ms. Moler were appointed as directors in January 2012 and were identified through an executive search firm.

E. Spencer Abraham, Age 59*	Director since January 2012

Secretary Abraham has been a director of the Company since his appointment by the Board in January 2012, upon the recommendation of the Nominating and Governance Committee. He is Chairman and Chief Executive Officer of The Abraham Group, an international strategic consulting firm based in Washington, D.C. He represented Michigan in the United States Senate prior to President Bush selecting him as the tenth U.S. Secretary of Energy. He was with the Energy Department from 2001 through January 2005. Secretary Abraham serves on the board of Occidental Corporation, and the following private companies: C3 Energy Resource Management, Deepwater Wind, International Battery and Sindicatum Sustainable Resources. Secretary Abraham also serves as chairman of the advisory committee of Lynx Global Real Asset Fund and as an advisor to Duet India Infrastructure Ltd. Secretary Abraham previously served as the non-executive chairman of AREVA, Inc., the U.S. subsidiary of the French-owned nuclear company, and as a director of Green Rock Energy, ICx Technologies and PetroTiger. He also previously served on the advisory board or committees of Midas Medici (Utilipoint), Millennium Private Equity, Sunovia and Wetherly Capital. Secretary Abraham’s nearly two decades at the highest levels of domestic and international policy and politics shaped the insights he brings to our Board. As a former U.S. Senator and former U.S. Secretary of Energy who directed key aspects of the country’s energy strategy, Secretary Abraham provides the Board unique insight into public policy and energy-related issues.

Terry G. Dallas, Age 62*	Director since December 2010

Mr. Dallas served as a member of the Board of Directors of Mirant Corporation from 2006 until the completion of the Merger, when he joined the Company’s Board. Mr. Dallas was also the former Executive Vice President and Chief Financial Officer (2000-2005) of Unocal Corporation, an oil and gas exploration and production company prior to its merger with Chevron Corporation. Prior to that, Mr. Dallas held various executive finance positions in his 21-year career with Atlantic Richfield Corporation, an oil and gas company with major operations in the United States, Latin America, Asia, Europe and the Middle East. He is an audit committee financial expert. Mr. Dallas’ experience as Chief Financial Officer of a petroleum company provides the Board a perspective of someone with direct responsibility for financial and accounting issues as well as an understanding of issues involving fossil fuels.

Thomas H. Johnson, Age 62*	Director since December 2010

Mr. Johnson served as a member of the Board of Directors of Mirant Corporation from 2006 until the completion of the Merger, when he joined the Company’s Board. Mr. Johnson is the President and Managing Partner (2005—Present) of THJ Investments, LP, a private investment entity, and Chief Executive Officer (2009—Present) of The Taffrail Group, LLC, a private strategic advisory firm. He was formerly the Chairman (2000-2005) and President and Chief Executive Officer (1997-2005) of Chesapeake Corporation, a specialty packaging manufacturer; and the President and Chief Executive Officer (1989-1997) of Riverwood International Corporation, an integrated forest products company. He is also a director of Coca-Cola Enterprises Inc. and Universal Corporation and was formerly a director of Superior Essex Inc. and ModusLink Global Solutions, Inc. Mr. Johnson’s more than 15 years of experience as a chief executive of several large corporations and extensive service on the boards of leading multinational corporations provides the Board a valuable perspective on governance best practices and executive leadership. Mr. Johnson’s service on the boards of other large public companies, including such companies’ audit, nominating and governance, and compensation committees, provides our Board with financial, operational and strategic expertise.

Steven L. Miller, Age 66*	Director since August 2003

Mr. Miller serves as our Lead Director. Prior to the Merger, Mr. Miller served as our Chairman of the Board. Mr. Miller has served as Chairman and President of SLM Discovery Ventures, Inc., a company pursuing commercial ventures in support of volunteerism, social outreach and higher education academic achievement, since September 2002. He retired as Chairman, President and Chief Executive Officer of Shell Oil Company in September 2002, following a long career at Shell beginning in 1967 that involved extensive experience in plant operations, trading and commodities, marketing and regulatory activities. Mr. Miller also served as a director of Applied Materials, Inc. from 1999 through 2005 and chaired their Compensation Committee from 2003 to 2005. Mr. Miller brings to the Board extensive industry experience and leadership skills.

Elizabeth A. Moler, Age 63*	Director since January 2012

Ms. Moler has been a director of the Company since her appointment by the Board in January 2012, upon the recommendation of the Nominating and Governance Committee. She is retired from Exelon Corporation, one of the nation’s largest electric utility companies, where she served as Executive Vice President, Government Affairs and Policy from January 2000 to July 2010. Ms. Moler served as a member of the Federal Energy Regulatory Commission (FERC) from 1988 to 1997, where she served as its chairperson from 1993 to 1997. Ms. Moler also served as the Deputy Secretary of the U.S. Department of Energy from 1997 to 1998 and as Counsel and Senior Counsel to the United States Senate Committee on Energy and Natural Resources from 1976 to 1988. Ms. Moler also serves as a director of Schlumberger, Ltd., an oilfield service company, the Henry M. Jackson Foundation and the Climate Action Reserve. Ms. Moler’s nationally recognized energy policy expertise, as well as her extensive government, management and policy experience, enables her to assist the Board in analyzing energy- and government-related issues.

Edward R. Muller, Age 60*	Director since December 2010

Mr. Muller is the Company’s Chairman, President and Chief Executive Officer. Prior to the Merger, Mr. Muller served as the Chairman, President and Chief Executive Officer of Mirant Corporation (2005-2010). He is the former President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of Transocean Ltd. and was previously a director of GlobalSantaFe Corporation prior to its merger with Transocean Ltd. Mr. Muller’s experience as a chief executive provides him with deep knowledge of the challenges and opportunities faced by a larger company. With over 20 years of energy industry experience, Mr. Muller is very qualified to lead our management team and provide essential insight and guidance to our Board.

Robert C. Murray, Age 66*	Director since December 2010

Mr. Murray served as a member of the Board of Directors of Mirant Corporation from 2006 until the completion of the Merger, when he joined the Company’s Board. Mr. Murray is a retired executive who most recently served as the former Chairman (2002-2004) and Interim Chief Executive Officer (2002-2003) of Pantellos Corporation, an e-commerce procurement marketplace for the utility industry, and former Chief Financial Officer (1992-2001) of Public Service Enterprise Group, an energy and energy services company. Mr. Murray also served as a Managing Director of Morgan Stanley & Co., Inc. (1987-1991). He is an audit committee financial expert. Mr. Murray’s extensive leadership and financial experience, as a chief financial officer and an investment banker in the energy and energy services industries, provides the Board with insight into the challenges facing energy companies.

Laree E. Perez, Age 58*	Director since April 2002

Ms. Perez has served as an independent financial consultant with The Medallion Company, LLC, an investment advisory/consultation and professional money management company, since September 2002. Ms. Perez also serves on the Board of Directors of Martin Marietta Materials, Inc., a leading producer of construction aggregates, including those used for emission controls. She serves as Chair of its Finance Committee and a member of its Audit Committee and its Ethics, Environment, Safety and Health Committee. She is an audit committee financial expert. These experiences make Ms. Perez well qualified to serve on our Board.

Evan J. Silverstein, Age 57*	Director since August 2006

Mr. Silverstein served as General Partner and Portfolio Manager of SILCAP LLC, a market-neutral hedge fund that principally invests in utilities and energy companies, from January 1993 until his retirement in December 2005. Previously, he served as portfolio manager specializing in utilities and energy companies and as senior equity utility analyst. Mr. Silverstein has given numerous speeches and has testified before Congress on a variety of energy-related issues. He is an audit committee financial expert. These experiences, Mr. Silverstein’s extensive industry knowledge and his success as the head of a major investment fund in the utility and merchant power sector brings an important perspective to our Board.

William L. Thacker, Age 66*	Director since December 2010

Mr. Thacker served as a member of the Board of Directors of Mirant Corporation from 2006 until the completion of the Merger, when he joined the Company’s Board. Mr. Thacker is the former President, Chief Executive Officer, Chairman and Advisor to the President and Chief Executive Officer (1992-2002) of Texas Eastern Products Pipeline Company, LLC, owner and operator of petroleum product pipelines in the United States. He is also Chairman of the Board and a director of Copano Energy, LLC, and a director of Kayne Anderson Energy Development Co. and The Kayne Anderson Midstream/Energy Fund, both of which are closed-end funds in the fund complex advised by KA Fund Advisors, LLC. Mr. Thacker was formerly a director of Pacific Energy Management, LLC. Mr. Thacker’s experience as a chief executive of a petroleum product pipeline company provides our Board with insight into the unique concerns of an energy company. His experience serving on the boards of other energy companies brings operational and corporate governance expertise to the Board.

*	As of March 30, 2012.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

RECOMMENDATION: THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS

The Audit Committee annually reviews the qualifications, performance and independence of our independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change our independent auditors. Based on this review, the Audit Committee decided to appoint KPMG LLP as our independent auditors to conduct our audit for 2012.

Although stockholder ratification is not required for the appointment of KPMG LLP, the Board and the Audit Committee have determined that it is a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and represented in person or by proxy at the Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of our stockholders and us.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE APPROVING COMPENSATION OF

NAMED EXECUTIVE OFFICERS

RECOMMENDATION: THE BOARD RECOMMENDS A VOTE FOR

THE SAY ON PAY PROPOSAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010 (the “Dodd-Frank Act”), entitles the stockholders of the Company to an advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement. Our executive compensation program is designed to use our resources prudently while meeting the following objectives:

•	Secure top-level talent: attract, motivate and retain the talent that is required to successfully execute our business strategy.

•

Emphasize long-term value alignment with stockholders:    focus executives on maximizing long-term stockholder value across a broad range of commodity price environments, which is the goal of our business strategy.

•

Pay for performance:    support achievement of our financial, operational and strategic goals in a manner that is consistent with our values and our mission to create value for our stockholders through the generation and marketing of electricity in a safe, reliable and environmentally responsible manner.

The Compensation Committee regularly reviews the compensation program for our named executive officers and thinks that the program is well-tailored to achieve these objectives. In connection with the Merger that we completed on December 3, 2010 and since the Merger date, we have taken a number of actions designed to achieve these objectives. Recent examples include:

•

We approved a new change-in-control severance plan that decreased payment multiples and eliminated golden parachute tax gross-ups previously available to some executives. In connection with the Merger, we also eliminated golden parachute tax gross-ups for Mr. Muller, Mr. Jacobs and Mr. Jines.

•

We eliminated a policy that reimbursed executives for a loss on the sale of their home in connection with an internal transfer. The Board grandfathered executives to whom we already made such a commitment, except for Mr. Muller who was not reimbursed for the loss on the sale of his home. In 2011, we also eliminated the financial planning and estate-planning perquisite previously available to our executives.

•

We approved a new general severance plan that is designed to be more consistent with market practices and that allows us to attract and retain key employees and executives in a consolidating industry environment.

•

We approved a short-term incentive plan that focused on aligning payment for performance, with goals that emphasize the overall health of our earnings and our annual operational and strategic goals. The financial goal, adjusted EBITDA, is the key financial metric used by investors, analysts, and others in comparing our results to those of other independent power producers/generation-focused companies.

•	We approved a long-term incentive plan that included award vehicles subject to performance-based conditions.

•

In connection with the Merger, we amended the terms of our stock options so that they would vest and remain outstanding rather than settle in cash upon completion of the Merger. Similarly, we amended the terms of some of our restricted stock units so that they would settle in stock rather than in cash upon completion of the Merger.

•

In connection with the Merger, we adopted updated stock ownership guidelines based on a multiple of each executive’s annual base salary (five times for our Chief Executive Officer) and each non-management director’s annual retainer.

•	We streamlined our organization by eliminating a layer of management between our Chief Executive Officer and our key operating positions.

Please read the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement and the accompanying Summary Compensation Table and related footnotes for additional details about our executive compensation.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2011, over 95% of our stockholders who voted supported our executive compensation. This year, we are asking our stockholders to again vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the stockholders of GenOn Energy, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.”

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of Board, or to create or imply any additional fiduciary duties for the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL

RECOMMENDATION: THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL FOR THE REASONS STATED BELOW UNDER “BOARD’S STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL”

We expect the following proposal to be presented by the Office of the Comptroller of New York City at the Meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to us. We take no responsibility for them. On written request to the Corporate Secretary at the address listed under the “Dates for Submission of Stockholder Proposals & Nominations for 2013 Annual Meeting” section of this proxy statement or oral request to the Corporate Secretary, we will provide the New York City Comptroller’s address and number of shares it beneficially owns.

STOCKHOLDER PROPOSAL

Reduction of Greenhouse Gas and other Air Emissions

WHEREAS:

In October 2009, a National Academy of Sciences report stated that the burning of coal to generate electricity in the U.S. causes about $62 billion a year in “hidden costs” for environmental damage, not including the costs for damage associated with GHG emissions. According to the U.S. EPA, monetized costs and benefits of complying with the Clean Air Act and its amendments total over $700 billion and $23 trillion, respectively.

In a joint statement, 285 investors representing more than $20 trillion in assets stressed the urgent need for policy action which stimulates private sector investment into climate change solutions, creates jobs, and is essential for ensuring the long-term stability of the world economic system.

The electric generating industry accounts for more carbon dioxide emissions than any other sector, including the transportation and industrial sectors. U. S. fossil fueled power plants account for nearly 40% of domestic and 10% of global carbon dioxide emissions.

The Environmental Protection Agency is taking steps to implement Clean Air Act requirements for large new or modified stationary sources, including power plants, to obtain permits that include greenhouse-gas emission limitations. These requirements are scheduled to take effect in the first half of 2012.

In July 2011, the EPA issued the Cross State Air Pollution Rule and is expected to issue its Mercury and Air Toxics Rule in before the end of 2011. These rules will set significantly more stringent limits on emissions of sulfur dioxide, nitrogen oxide, mercury and acid gases from power plants. Goldman Sachs estimates that over the next 5-8 years and, “roughly 47% of the coal fleet, 14% of the total US capacity, will need to install new pollution controls or be retired.”

Many utilities, including Xcel Energy, Calpine Corporation, and Progress Energy are planning to replace some of their coal-fired power plants, having determined that alternative such as natural gas, efficiency and renewable energy are more cost-effective than retrofitting the coal plants to comply with anticipated standards.

The Tennessee Valley Authority (TVA) has announced plans to, over the next five years, idle 1000 MW of coal generating capacity and add 1000 MW of gas and 1140 MW of nuclear generating capacity along with 1900 MW of energy efficiency and distributed renewable resources.

Several electric power companies have set absolute GHG emissions reduction targets including American Electric Power, Entergy, Duke Energy, Exelon, National Grid and Consolidated Edison. Others have set GHG intensity targets, including PSEG, NiSource and Pinnacle West.

RESOLVED:

Shareholders request that the Company adopt quantitative goals for the reduction of greenhouse gas and other air emissions in anticipation of emerging EPA regulations; and that the Company report to shareholders by September 30, 2012, on its plans to achieve this goal, including plans to retrofit or retire its existing coal plants. Such a report may omit proprietary information and be prepared at reasonable cost.

BOARD’S STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL

In 2011, fewer than 15% of our stockholders voted in favor of a substantially similar proposal submitted by this proponent. This year, we are again asking our stockholders to vote “AGAINST” the proponent’s resolution at the Meeting.

Investing Prudently.    As we noted last year, the proponent is correct that we are in the midst of regulatory and legislative developments with respect to the emerging area of climate change and various air emissions. The substantial uncertainties as to what the Congress, the U.S. Environmental Protection Agency (“EPA”), the state and local jurisdictions and the courts will require is why we need to maintain flexibility with respect to our strategies. Until we know with certainty what all the substantive and procedural requirements are, when all of these requirements will take effect, and how the market will react to the various requirements, it would be premature and unwise to adopt quantitative goals for the reduction of greenhouse gas or carbon dioxide (“GHG”) or other air emissions. Any commitments made by the Company regarding such goals would likely result in the Company making imprudent decisions that would be unnecessary or wasteful should EPA adopt requirements that are either more or less stringent than anticipated after interpretation by the courts.

Regulatory Efforts and Impact.    Current EPA regulations require industry participants to consider, on a case-by-case basis, “best achievable control technology” for GHG emissions in connection with the construction of new power generating facilities or significant modifications of existing facilities. It should be noted that these regulations, which are subject to pending legal challenge in the U.S. federal court of appeals, do not impose any requirements on existing facilities that are not significantly modified. In addition, the EPA has stated that it intends to propose “new source performance standards” with respect to GHG emissions in 2012. The ultimate implementation, and timing, of these regulations will be determined by the ability of the EPA to maintain its schedule for proposing and finalizing these regulations, the impact of any superseding legislation and the outcome of any judicial challenges to the regulations.

We now have increased clarity related to certain environmental regulations, including the newly promulgated Mercury and Air Toxics Standards and New Jersey’s high electricity demand day regulations. Forecasted returns are insufficient on investments that would be necessary for us to comply with these new regulations for all of our plants. We therefore expect to deactivate approximately 3,140 megawatts of generating capacity from service between 2012 and 2015. The amount of capacity and the deactivation dates are subject to further review based on market conditions. By mid-2013, we will have made an additional 2,372 megawatts in other fleet reductions related to contract expirations, a settlement agreement, and an asset sale.

Although we have increased clarity this year related to the regulations noted above, there continues to be several regulatory efforts at different stages in the regulatory and judicial processes that, if finalized, would impose additional regulation on our air emissions, water use and discharge and ash handling. The cumulative effect on our business of these unresolved regulatory efforts is uncertain. The content and timing of any final regulations will have important impacts on wholesale power prices and emission allowance prices, as well as the cost of controls. As an operator of capital-intensive infrastructure in competitive markets, it would be imprudent to assume particular regulatory outcomes.

Implementation of a GHG cap-and-trade program in addition to other emission control requirements could increase the likelihood of additional coal-fired generating facility deactivations. We refer to our most recently filed Annual Report on Form 10-K and our other SEC filings for a discussion of existing and proposed environmental regulation of our business, our efforts to reduce the environmental impact of our operations, and our planned deactivations.

Environmental Responsibility.    One of our principal responsibilities is to provide reliable and competitive electricity. We recognize the importance of minimizing environmental impact. For example, we:

•

have reduced our NOx emissions by approximately 78% and our SO2 emissions by approximately 90% from the 1990 levels because of our investments of $2.4 billion in environmental controls over the past 12 years to our existing generation fleet;

•

expect to invest approximately $586 to $726 million for major environmental controls for our remaining fleet over the next ten years to comply with various existing and anticipated environmental requirements;

•	expect to reduce the production of GHG at our generating facilities from approximately 33.5 million tons during 2011 to approximately 27.9 million tons in 2012;

•

are subject to the Regional Greenhouse Gas Initiative, a multi-state initiative in the Northeast and the Mid-Atlantic, which calls for the stabilization of GHG emissions at current levels from 2009 through 2014, followed by a 2.5% reduction each year from 2015 through 2018;

•

are building our Marsh Landing project in California, which will consist of new, efficient gas-fired peaking units designed in part to dovetail with the intermittent nature of producing electricity with renewables. Also, in mid-2013, we expect to retire (subject to any regulatory approvals) the 48-year old Contra Costa generation facility adjacent to the Marsh Landing facility, deactivating 674 megawatts of once-through cooling generation; and

•	voluntarily participate in the Carbon Disclosure Project to publicly disclose our annual GHG emissions.

Although there is no existing, cost-effective technology to reduce emissions of GHG from generation facilities fueled by coal, oil or gas, we are exploring ways to mitigate emissions by, among other things, maintaining the efficiency of our plants, and recycling operational byproducts like gypsum and ash. As stated above, we have planned plant deactivations and we expect to invest in additional controls for our remaining fleet over the long-term. We think that we have taken a reasonable and practical approach to manage GHG and other air emissions and have estimated and disclosed our existing and future GHG emissions, described our emissions reduction efforts and our expected deactivations in our SEC filings. We think our approach adequately prepares us to react to any legislative or regulatory reduction targets. As stated above, we think that the request that we adopt quantitative goals for reducing GHG and other air emissions in advance of such mandates would unnecessarily and imprudently limit our current and future operations.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executives

The following table shows the number of shares of our common stock beneficially owned as of March 12, 2012 by each director, the executives and the former executives named in the “Summary Compensation Table,” and all directors, executives and former executives named in the “Summary Compensation Table” as a group. None of these shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class

E. Spencer Abraham	11,615	*
E. William Barnett	189,951	*
Anne M. Cleary(3)	373,647	*
Terry G. Dallas	88,716	*
David S. Freysinger(4)	139,434	*
Robert J. Gaudette	116,576	*
J. William Holden III	600,592	*
Mark M. Jacobs(3)(4)	2,615,895	*
Michael L. Jines	642,347	*
Thomas H. Johnson	108,653	*
Steven L. Miller	153,710	*
Elizabeth A. Moler	11,615	*
Edward R. Muller(3)	6,473,781	*
Robert C. Murray(3)	126,488	*
Laree E. Perez	70,607	*
Evan J. Silverstein	100,875	*
William L. Thacker	102,252	*
All directors, executives and former executives as a group (19 individuals)	12,408,496	1.6%

*	Unless otherwise indicated, the number of shares beneficially owned represents less than 1% of our outstanding common stock as of March 12, 2012.

(1)	Beneficial ownership represents sole voting and investment power (or shared power with a spouse).

(2)	Includes the number of outstanding shares that the directors, executives or former executives had a right to acquire within 60 days after March 12, 2012 upon the passage of time or upon separation from service as follows: Mr. Abraham—11,615; Mr. Barnett—34,206; Ms. Cleary—246,576; Mr. Dallas—34,083; Mr. Freysinger—93,447; Mr. Gaudette—89,423; Mr. Holden—372,265; Mr. Jacobs—1,480,751; Mr. Jines—492,549; Mr. Johnson—59,690; Mr. Miller—10,000; Ms. Moler—11,615; Mr. Muller—5,283,208; Mr. Murray—59,690; Ms. Perez—40,607; Mr. Silverstein—17,157; Mr. Thacker—53,289, and all directors, executives and former executives as a group—8,643,926.

(3)	Includes the following number of indirectly held shares: Ms. Cleary—5 shares held by her spouse; Mr. Jacobs—300,000 shares held by his spouse; Mr. Muller—1,190,573 shares held by a family trust of which Mr. Muller and his spouse serve as the trustees; and Mr. Murray—15,000 shares held by his spouse. Mr. Jacobs disclaims that he is the beneficial owner of such shares.

(4)	Mr. Freysinger served as our Senior Vice President, Plant Operations until July 2011 and Mr. Jacobs served as our President and Chief Operating Officer until August 2011. Information regarding their beneficial ownership is based on Company records regarding employee awards and information supplied by the former executives.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the Schedule 13G or Schedule 13D Statement of Beneficial Ownership filed by these persons with the SEC as of the date of such filing:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class		Date of Filing

T. Rowe Price Associates, Inc.(1)	72,165,495		9.3		02/10/2012
100 E. Pratt Street Baltimore, Maryland 21202

Orbis Investment Management Limited	67,341,857	(2)	8.7	(2)	02/14/2012
Orbis House 25 Front Street Hamilton Bermuda HM 11

The Vanguard Group, Inc.	38,885,681		5.03		02/10/2012
100 Vanguard Blvd. Malvern, PA 19355

(1)	According to T. Rowe Price Associates, Inc. (Price Associates), these securities are owned by various individuals and institutional investors, for whom Price Associates serves as an investment adviser. Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	We are in communication with Orbis Investment Management Limited (“Orbis”) regarding the information contained in its Schedule 13G/A filed February 14, 2012. We think that one of Orbis’ funds may have had a transaction that constitutes a “prohibited transfer” under our May 5, 2011 amendment to our certificate of incorporation that was approved by stockholders at our 2011 Annual Meeting in order to help protect our net operating loss carry forwards (“Protective Charter Amendment”). Such transfer would be prohibited and void ab initio (from the start) under the Protective Charter Amendment, unless the transfer is approved by the Board. Board approval may be granted retrospectively. We expect that any effect on Orbis’ beneficial ownership would be approximately one half of one percent of our outstanding common stock.

In addition, we had disclosed in our 2011 annual report on Form 10-K that it was possible that RRI Energy, Inc. had experienced an ownership change under the applicable tax rules as a result of the Merger. Based on further inquiries, we do not think that RRI Energy experienced an ownership change as a result of the Merger or following the Merger through December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executives and persons who own more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Based on our review of the reports submitted to us and representations from reporting persons that they have complied with the applicable filing requirements, we believe that during 2011, all of our directors and executives complied with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE OFFICERS

Our executives are elected by the Board annually to hold office until their successors are elected and qualified. The following sets forth the names, ages, titles and business experience of our current executives. Additional biographical information is available on our website at www.genon.com.

Name	Age(1)	Position and Experience
Edward R. Muller	60	Mr. Muller has served as our Chairman and Chief Executive Officer since December 2010 and as our President since August 2011. Prior to serving in these roles, Mr. Muller served as Mirant Corporation’s Chairman, President and Chief Executive Officer since 2005. Mr. Muller is also a director of Transocean Ltd. and was previously a director of GlobalSantaFe Corporation prior to its merger with Transocean.

J. William Holden, III	51	Mr. Holden has served as our Executive Vice President and Chief Financial Officer since December 2010. Prior to serving in this role, Mr. Holden served as Mirant Corporation’s Senior Vice President and Chief Financial Officer since 2009 and Senior Vice President and Treasurer from 2002 until 2009. Mr. Holden held various positions at Mirant Corporation and its predecessor and affiliate companies since 1985.

Michael L. Jines	53	Mr. Jines has served as our Executive Vice President, General Counsel and Corporate Secretary and our Chief Compliance Officer since December 2010. From June 2009 until December 2010, he served in the same roles for RRI Energy, Inc. Prior to that, he served as Senior Vice President, General Counsel and Corporate Secretary of RRI Energy, Inc. and its predecessor companies from May 2003 to June 2009. Prior to that, Mr. Jines held various positions with our predecessor and affiliate companies since 1982.

Anne M. Cleary	51	Ms. Cleary has served as our Senior Vice President of Asset Management since December 2010. Prior to serving in this role, she served as Mirant Corporation’s Senior Vice President, Asset Management since May 2009, Senior Vice President of Administration from August 2008 until May 2009, and Vice President and Chief Risk Officer from June 2005 to August 2008. Prior to that, Ms. Cleary held various positions at Mirant Corporation and its predecessor and affiliate companies since 1983.

James P. Garlick	51	Mr. Garlick has served as our Senior Vice President of Plant Operations since July 2011. Prior to serving in this role, he served as the Senior Vice President of Mirant Corporation responsible for all plant operations from 2005 until December 2010. Mr. Garlick held executive positions at Allegheny Energy Supply from 1998 until 2005.

Robert J. Gaudette	39	Mr. Gaudette has served as our Senior Vice President and Chief Commercial Officer since December 2010. Prior to serving in this role, Mr. Gaudette served as Vice President of Mirant Corporation’s Mid-Atlantic business unit since 2009. Prior to that, Mr. Gaudette held various positions with Mirant Corporation since 2001, including director of west power, director of NYMEX trading and assistant to the chief operating officer.

Thomas C. Livengood	56	Thomas C. Livengood has served as our Senior Vice President and Controller since December 2010. Prior to that, he served in the same roles for RRI Energy, Inc. and its predecessor companies since May 2005. Prior to that, Mr. Livengood held other financial and accounting positions with RRI Energy’s predecessor companies since 2001.

(1)	As of March 30, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the philosophy and methodology we use to pay our executives. We maintain an independent Compensation Committee (the “Committee”) that oversees our executive compensation program, including the compensation earned by our “Named Executive Officers” as described below. For 2011, our named executive officers were:

•	Edward R. Muller, Chairman of the Board, President and Chief Executive Officer

•	J. William Holden III, Executive Vice President and Chief Financial Officer

•	Michael L. Jines, Executive Vice President, General Counsel and Corporate Secretary; Chief Compliance Officer

•	Robert J. Gaudette, Senior Vice President, Chief Commercial Officer

•	Anne M. Cleary, Senior Vice President, Asset Management

•	Mark M. Jacobs, former President and Chief Operating Officer

•	David S. Freysinger, former Senior Vice President, Plant Operations

Our Business

To understand why we pay our executives as we do, it is important to understand our business and the unique attributes of the independent power producer sector. We are an independent power producer providing electric energy, capacity, ancillary and other energy services to wholesale power customers in competitive energy markets. Unlike utilities, we are not guaranteed recovery of our costs or any return on our capital investments through regulated rates. As an independent power producer, we make a return on our investments through sales at market prices. The price of electricity is highly correlated, in many of our markets, with natural gas prices and fluctuates on a daily basis. Our ability to transact may be affected by the overall liquidity in the markets in which we operate. These markets and our business are cyclical, driven primarily by commodity prices, long-term supply and demand fundamentals (including economic conditions) and weather. As a result, our stock price is also volatile and typically fluctuates with these and other market and macroeconomic conditions. While many factors affect our stock price, the chart below illustrates our significant exposure, as compared with utilities, to commodity prices and the general economy.

(1)	Assumes that $100 was invested on December 31, 2008 in our common stock (at that time RRI Energy), the Dow Jones Utility Average index and the NYMEX Henry Hub natural gas futures 12-month strip.

(2)	The comparisons in the graph are not intended to forecast or be indicative of the possible future performance of our common stock. Our stock price is volatile and fluctuates because of many factors, including commodity prices, long-term supply and demand fundamentals (including economic conditions), weather and other market and macroeconomic conditions.

(3)	Represents the NYMEX Henry Hub natural gas futures 12-month strip, which is the average price of the first 12 Henry Hub natural gas futures contracts to trade on the NYMEX, as reported by Bloomberg.

We enter into economic hedges—forward sales of electricity and forward purchases of fuel and emissions allowances—to manage the risks associated with volatility in prices for power, fuel and emissions allowances and to achieve more predictable financial results. Given the high correlation between natural gas prices and electricity prices in many of our markets, we also enter into forward sales of natural gas to hedge economically our exposure to changes in the price of electricity. However, our ability to hedge does not insulate us completely from commodity prices and the markets at large.

2011 Accomplishments

Despite generally weak economic conditions, continuing low natural gas prices, and uncertainty related to environmental regulations, we achieved strong financial and operational results in 2011 relative to our forecast and had the following significant accomplishments:

• Successfully completed our Merger integration and achieved $160 million in annual cost savings beginning in January 2012

• Reported 2011 adjusted EBITDA of $622 million, beating our target by more than $50 million. Adjusted EBITDA is the key financial metric used by investors, analysts, and others in comparing our results to those of other independent power producers/generation-focused companies

• Made substantial progress on the construction of our new, efficient natural gas-fired Marsh Landing generation facility and our Maryland ash beneficiation project

• Achieved top quartile environmental performance

• Captured 89% of the margin available to our assets in the competitive market, indicating our plants’ strong availability record

Our two major construction projects are on schedule and on budget
• Maintained adequate liquidity to comfortably manage through the significant decline in commodity prices

Improved Pay Practices

In connection with the Merger and since the Merger date, we have taken a number of actions designed to align our executive compensation with long-term stockholder interests:

• We approved a new change-in-control severance plan that decreased payment multiples and eliminated golden parachute tax gross-ups previously available to some executives. In connection with the Merger, we also eliminated golden parachute tax gross-ups for Mr. Muller, Mr. Jacobs and Mr. Jines.

• We eliminated a policy that reimbursed executives for a loss on the sale of their home in connection with an internal transfer. The Board grandfathered executives to whom we already made such a commitment, except for Mr. Muller who was not reimbursed for the loss on the sale of his home. We also eliminated the financial planning and estate-planning perquisite previously available to our executives.

We eliminated all perquisites and other personal benefits other than reimbursement of some relocation costs

• We approved a new general severance plan that is designed to be more consistent with market practices and that allows us to attract and retain key employees and executives in a consolidating industry environment.

• In connection with the Merger, we amended the terms of our stock options so that they would vest and remain outstanding rather than settle in cash upon completion of the Merger. Similarly, we amended the terms of some of our restricted stock units so that they would settle in stock rather than in cash upon completion of the Merger.

• We announced management changes, with Mr. Muller assuming the role of President and eliminating the chief operating officer position. The executives who previously reported to our former president and chief operating officer now report to Mr. Muller.

We streamlined our organization by eliminating a layer of management between our Chief Executive Officer and our key operating positions

Key Elements of our Compensation Program

Element	Objective	Type of Compensation	Key Results for 2011
Base Salary	To provide a competitive level of fixed compensation	Annual cash compensation; not at risk	Increases ranged from 0% (for our Chief Executive Officer) to 11%, generally based on performance, experience and market value.
Short-Term Incentive (STI) Awards	To encourage and reward achievement of financial, operational and strategic goals that are critical to our success	Annual cash performance-based compensation; at risk	There were no increases in the executives’ STI award targets. Actual awards were based on achievement of the key industry metric of adjusted EBITDA and seven operational and strategic goals.
Long-Term Incentive (LTI) Awards	To motivate and retain executives and align their interests with stockholders	100% equity-based; at risk	There were no increases in the executives’ LTI award targets, except Mr. Muller’s target increased to bring him closer to market. Awards consisted of time-based restricted stock units, performance-based restricted stock units and stock options.

A significant portion of our executives’ compensation is performance-based and/or at risk. The charts below illustrate the percentage of 2011 target compensation for our continuing executives that was performance-based (STI awards and some LTI awards) versus time-based (salary and some other LTI awards). The performance-based LTI awards consist of stock options and performance-based restricted stock units. The time-based LTI awards are restricted stock units, which are at risk for fluctuations in our stock price. The salary amounts represent the amounts in effect at the time the Committee approved the STI and LTI award targets. See “Summary Compensation Table” and “2011 Grants of Plan-Based Awards” for additional information.

In February 2012, the Committee approved STI and the performance based portion of the LTI awards with respect to 2011 performance reflecting the 2011 accomplishments described above. However, the Committee’s decision on base salaries for executives resulted in base salaries generally being maintained at or below the projected median level of our independent power producer/generation-focused peers for 2012. In fact, Mr. Muller’s target direct compensation (base salary, plus target STI and grant date value LTI awards) has been below the median level of chief executive officer target direct compensation at our independent power producer/generation-focused peers for at least the past five years. To facilitate stockholders’ understanding of Mr. Muller’s target direct compensation over time as it compares to the target competitive market median, the Company has prepared the following chart showing his five-year historical and projected 2012 target direct compensation. See “—Determining Compensation-Compensation History” for additional information.

(1)	2007-2009 and the first 11 months of 2010 reflect Mr. Muller’s pre-Merger target direct compensation at Mirant.

(2)	Reflects the median chief executive officer target direct compensation (base salary, target STI award and grant date value LTI award) for AES, Calpine Corporation, Constellation, Dynegy Inc., Energy Future Holdings, Entergy, Exelon, NRG Energy, Inc., PPL Corporation and PSEG. See “—Determining Compensation—Market Data Benchmarking” for a discussion of our peer group references. Excludes any one-time LTI awards.

(3)	Represents Mr. Muller’s base salary, target STI and grant date value LTI. Excludes the 2010 LTI award granted in connection with the Merger.

Additional Stockholder Alignment Features

The key elements of our compensation program described above are complemented by the following additional stockholder alignment features:

•	We maintain stock ownership guidelines for our executives based on a multiple of each executive’s annual base salary (five times for our Chief Executive Officer).

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We have a policy that prohibits all employees, including executives and directors, from trading in options, warrants, puts and calls or similar instruments or derivatives related to our securities; our policy also prohibits selling our securities short, pledging our securities or holding our securities in margin accounts.

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Like our stockholders’ equity holdings, the value of our executives’ equity compensation (common stock, restricted stock units, and stock options) rises and falls with our stock price over time. We think our stock price has been negatively affected for the past several years by generally weak economic conditions, continuing low natural gas prices and uncertainty regarding environmental regulations. Since the beginning of 2011, our stock price has declined and the value of our executives’ equity-based holdings has fallen significantly. For example, the chart below reflects the December 31, 2011 value of Mr. Muller’s 2010 and 2011 LTI awards versus their target value on the grant date.

(1)	Represents grant date value of LTI award at target. The 2010 award was granted pre-Merger by Mirant and exchanged for GenOn equity-based compensation on the Merger date. Excludes the 2010 LTI award granted in connection with the Merger.

(2)	Consists of common stock and restricted stock units valued at our closing stock price on December 31, 2011 ($2.61 per share). All the LTI stock options were out-of-the money on December 31, 2011 and thus no value is attributed to them for purposes of these columns.

Philosophy and Objectives of our Executive Compensation Program

We believe our compensation strategy and philosophy is sound and well executed. In 2011, over 95% of our stockholders who voted on the “say on pay” proposal supported our executive compensation program. Accordingly, our current executive compensation program is substantially the same as the executive compensation program that our stockholders favored in 2011.

Our executive compensation program is aligned with our compensation philosophy, which is to link compensation with performance, offer meaningful rewards to those who successfully achieve corporate and individual goals, and target elements of pay at levels that are market-competitive. Our compensation program is designed to use our resources prudently while meeting the following objectives:

•	Secure top-level talent: attract, motivate and retain the talent that is required to successfully execute our business strategy.

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Emphasize long-term value alignment with stockholders:    focus executives on maximizing long-term stockholder value across a broad range of commodity price environments, which is the goal of our business strategy.

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Pay for performance:    support achievement of our financial, operational and strategic goals in a manner that is consistent with our values and our mission to create value for our stockholders through the generation and marketing of electricity in a safe, reliable and environmentally responsible manner.

Determining Compensation

In determining compensation for each executive, the Committee considers recommendations from management, benchmark data and other input from the Committee’s independent compensation consultant, executive contractual arrangements, corporate performance, individual performance, compensation history, internal equity and, to a lesser degree, tax and accounting treatment and external analysis, such as institutional stockholder advisory assessments. These factors are considered together but no specific formula or weighting is used.

Role of Management

The Chief Executive Officer conducts each of our other executive’s annual performance review and provides input to the Committee for the other executives’ compensation. Our Senior Vice President, Human Resources and Administration provides input and makes recommendations to our Chief Executive Officer regarding compensation philosophy and structure, the structure and design of STI awards and LTI awards, and our change-in-control and severance plans and agreements. Other members of our management team may also provide input or make recommendations to our Chief Executive Officer regarding these matters. Using that information and the benchmark data described below, our Chief Executive Officer makes recommendations to the Committee regarding the compensation of our other executives. In each case, the Committee independently reviews the information, considers the Chief Executive Officer’s proposals, may request further proposals from the Chief Executive Officer, consults with its independent compensation consultant as needed, and makes its own determinations for our executives.

Role of our Compensation Consultant

For 2011, the Committee retained Pay Governance, LLC, an executive compensation consulting firm that specializes in advising compensation committees and boards of directors, to provide competitive market data for base salary, target STI awards and the expected value of target LTI awards. In conducting the competitive analysis, Pay Governance gathered information from public filings and appropriate survey sources. Pay Governance reported the results of the competitive analysis to the

Committee but did not make recommendations. The Committee considered these data for general market movements and trends and the positioning of our executives relative to the market.

Additionally, in 2011, Pay Governance gave advice to the Committee regarding the elimination of the policy that reimbursed employees for a loss on the sale of their home in connection with an internal transfer. Pay Governance also advised on the non-change-in-control severance plan adopted in 2011 and the change-in-control severance plan adopted in 2012. A representative of Pay Governance participated in all Committee meetings in 2011. See “—Executive Compensation Decisions—Executive Perquisites,” “—Executive Compensation Decisions—Severance and Change-in-Control Benefits,” and “Potential Payments upon Termination or Change-in-Control.”

Merger-Related Contractual Arrangements

Mr. Muller, Mr. Holden, Mr. Gaudette, and Ms. Cleary are each party to an employment agreement or offer letter with us that became effective upon completion of the Merger. Mr. Muller’s employment agreement has a term of three years and provided that, upon completion of the Merger, his base salary would be $1,135,000 and his annual target STI award would be 100% of his annual base salary (the same as his pre-Merger 2009 and 2010 base salary and annual target STI award). Mr. Muller’s employment agreement also provides that he will be eligible to receive annual LTI awards. As part of this employment agreement, Mr. Muller relinquished the golden parachute excise tax gross-up provision included in his pre-Merger employment agreement with Mirant. Mr. Holden’s offer letter provided that, upon completion of the Merger, his base salary would be $540,000, and his annual target STI award and LTI award opportunities would be no less than 75% and 185% of his annual base salary, respectively. Ms. Cleary’s offer letter provided that upon completion of the Merger, her annual base salary and annual target STI award would be no less than that in effect immediately before completion of the Merger ($350,000 and 55% of salary, respectively), and her LTI opportunity would be no less favorable than that provided to similarly situated executives generally. Mr. Gaudette’s offer letter provided that, upon completion of the Merger, his annual base salary would be $350,000, and his annual target STI award and LTI award opportunities would be 55% and 130% of his annual base salary, respectively. The employment agreement and the offer letters also entitled each of these executives to certain relocation benefits and severance and change-in-control benefits. See “—Executive Compensation—Executive Perquisites,” “Executive Compensation Decisions—Severance and Change-in-Control Benefits,” and “Potential Payments upon Termination or Change-in-Control.”

Market Data Benchmarking

To attract and retain key executives, the Committee obtains market data benchmarking to ensure that our executive compensation remains competitive. The Committee reviewed and considered market data as prepared by Pay Governance for the following reference groups:

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A peer group composed of ten independent power producers/generation-focused peers (AES, Calpine Corporation, Constellation, Dynegy Inc., Energy Future Holdings, Entergy, Exelon, NRG Energy, Inc., PPL Corporation and PSEG), which were selected primarily because they are engaged in the merchant energy or power generation business and are most similar to us in business operations.

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A group composed of 40 capital-intensive, commodity-based, cyclical industry companies with business characteristics similar to ours and with revenues between approximately $2.5 billion and $10 billion.

•	A broad industry survey information gathered from a database of over 800 companies.

The market data for the two broader groups was size-adjusted to our revenue scope by Pay Governance to provide appropriate comparisons and to ensure that compensation was not adjusted without regard to company size. However, because of the limited number of companies in the independent power producers/generation-focused peer group, their market data were not size-adjusted. All three reference groups, where applicable data were available, were included in the consideration of each element of 2011 compensation for each executive.

In order to provide a broader market view, market data were developed at both the 50th and the 75th percentiles for each reference group for base salary, target STI awards, total target cash compensation (base salary plus target STI awards), expected value of target LTI awards, and target total direct compensation (total target cash compensation plus the expected value of target LTI awards). However, the Committee did not seek to target these elements at any particular level. Each executive’s position relative to the market data is reflective of his or her experience (both with us, Mirant and with other organizations) and the other factors described in this Compensation Discussion and Analysis.

The table below summarizes how each executive’s target total direct compensation compared to each market reference in 2011.

Executive	IPP/Generation- Focused Peers	Commodity/Cyclical Industry	General Industry
(market percentile)
Edward Muller(1)	50th	50th	50th
William Holden(2)	Below 50th	50th	50th
Michael Jines	50th	Between 50th-75th	Between 50th-75th
Robert Gaudette	50th	N/A(4)	N/A(4)
Anne Cleary	50th	N/A(4)	N/A(4)
Mark Jacobs(3)	50th	Above 75th	75th
David Freysinger	50th	N/A(4)	N/A(4)

(1)	Mr. Muller has over 12 years of experience as a president and chief executive officer in the independent power production business.

(2)	Mr. Holden was promoted to an executive vice president position in connection with the Merger.

(3)	Mr. Jacobs, our former president and chief operating officer, had target total direct compensation above the competitive range because of his position as our chief executive officer prior to the Merger. At the time of the Merger, Mr. Jacobs had been our president and chief executive officer for approximately 2.5 years. Prior to that, Mr. Jacobs served as our chief financial officer.

(4)	Market data from these reference points are not applicable given the nature of the positions.

Corporate Performance

Our STI awards and a significant portion of our LTI awards are tied to corporate and operational results, which must be achieved in order for any payout to be earned. See “—Executive Compensation Decisions” below.

Individual Performance

The Committee also considered individual performance, including achievement of individual goals, current and potential impact on corporate performance, reputation, skills, experience, criticality and demonstration of our values as important factors. Our values include acting with integrity, focusing on safety, working collaboratively, treating others with respect, and committing to operational excellence.

Compensation History

In determining each executive’s 2011 compensation, the Committee considered the base salary, the STI target and the LTI target of each executive in effect prior to the Merger and any changes in connection with the Merger pursuant to employment agreements or offer letters. The Committee reviewed this historical data to determine a level of executive compensation that would be able to retain and motivate the executive.

Mr. Muller’s base salary and target STI award did not increase upon the Merger. His target compensation has remained relatively flat over the past five years, with base salary at approximately $1.1 million, a target STI award of 100% of base salary, and a target LTI award of 300% of base salary until 2011, when it was adjusted to be 330%. Mr. Muller’s STI payments were $1.2 million for both 2007 and 2008, $1.6 million for 2009, and $1.58 million for 2010, all as determined by the Mirant Compensation Committee, and $1.98 million for 2011.

Internal Equity

Differences in levels of compensation among our executives exist because of differences in their roles and responsibilities and based on all of the factors discussed above. The Committee was mindful of internal equity and the impact of perceived fairness in relation to its decisions.

Tax and Accounting Treatment

The Committee may consider tax issues, tax deductibility and accounting treatment of various compensation alternatives. The Committee may approve non-deductible compensation arrangements if it thinks they are in the best interests of the Company and its stockholders.

External Analysis and Assessments

Various institutional stockholder advisory groups typically assess executive compensation, including pay-for-performance, in connection with making voting recommendations to their subscribers. In determining our executive compensation, the Committee may consider these assessments and the methodologies used in making them, along with other external executive compensation analysis that the Committee deems relevant.

Timing

As a general rule, the Committee approves our executives’ base salaries, payout of STI awards for the prior year, and STI and LTI awards and targets for the current year in the first quarter. Any awards for newly hired executives are typically granted as of the first business day of the month immediately following the executive’s appointment date. Offers to executive candidates are reviewed with the Committee prior to being made. Any equity awards included in an offer to an executive are subject to the Committee’s approval.

Our executives do not have any role in establishing the timing of grants or vesting of equity or equity-based awards. We do not have any program, plan or practice to time grants of equity or equity-based awards in coordination with the release of material non-public information and we do not set grant dates for new executives in coordination with the release of such information. We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. See “2011 Grants of Plan-Based Awards.”

Executive Compensation Decisions

To achieve our compensation program’s objectives, the Committee thinks that a significant portion of executive compensation should be composed of at-risk elements, with the majority of these elements being based on alignment with our stockholders and achievement of our long-term success. The Committee strives for a balanced and effective mix of elements.

The first table below illustrates the percentage of 2011 compensation for our executives that was performance-based versus time-based, based on the Committee’s determinations in 2011. The second table below reflects the target percentage of 2011 base salary that the executives were eligible to receive in STI and LTI awards. In both tables, the base salary amounts represent the amounts that were in effect at the time the Committee approved the STI and LTI award targets. The STI and LTI awards are based on target amounts, and therefore figures may differ from those reported in the Summary Compensation Table. See “Summary Compensation Table” and “2011 Grants of Plan-Based Awards,” for additional information.

(1)	At-risk compensation.

(2)	Composed of stock options and performance-based restricted stock units.

Executive	Base Salary		STI Award Target		LTI Award Target
Edward Muller	$1,135,000	(1)	100	%(1)	330%
William Holden	545,000	(1)(2)	75	(1)	195	(1)
Michael Jines	445,000		65		170
Robert Gaudette	356,300	(1)(2)	55	(1)	130	(1)
Anne Cleary	356,700	(1)(2)	55	(1)	115	(1)
Mark Jacobs	925,000		100		300
David Freysinger	320,000		55		100

(1)	Determined in accordance with the terms of the executives’ respective Merger-related contractual agreements. See “—Determining Compensation—Merger-Related Contractual Arrangements.”

(2)	Includes increases to Mr. Holden’s, Mr. Gaudette’s, and Ms. Cleary’s base salaries of $5,000, $6,300 and $6,700, respectively, to adjust for the Committee’s decision to eliminate the cash allowance and executive physicals that these former Mirant executives were previously entitled to receive. Mr. Muller elected not to receive this increase.

Base Salary

Base salary is paid in cash commensurate with the responsibilities of each individual’s position. The Committee annually reviews base salary and approves adjustments based on the factors discussed under “—Determining Compensation.” In setting base salaries for 2011, the Committee also considered the Company-wide budget for salary increases, which was 3%. Individual pay increases can be more or less than the budget amount, but aggregate increases must stay within the budget. The objective of the increases is to retain, motivate, and reward successful performers while prudently using our resources. The Committee thinks the base salaries provide a competitive level of fixed compensation based on the individual’s experience and performance as well as the position’s market value.

Short-Term Incentive Awards

We encourage pay for performance with STI awards that are paid in cash and are tied to annual achievement of financial, operational and strategic goals that we think are critical to our success. Target STI awards are defined as a specified percentage of base salary. The Committee believes achievement of these goals will create long-term stockholder value. In February 2011, the Committee approved STI goals and payout factors for 2011 as follows:

2011 Goals	Threshold (50%)	Target (100%)	Maximum (200%)	Weight
Financial goal (adjusted EBITDA)	$470 million	$570 million	$630 million	2/3
Operational and strategic goals	3 out of 7 goals achieved	4 out of 7 goals achieved	6 or 7 out of 7 goals achieved	1/3

The operational and strategic goals were as follows:

•	Achieve at least top quartile safety performance based on number of incidents;

•	Achieve at least top quartile safety performance based on lost time rates;

•	Achieve at least top quartile environmental performance based on number of incidents;

•	Achieve total margin capture factor of at least 88%;

•	On-budget and on-schedule construction of Marsh Landing facility in California;

•	On-budget and on-schedule implementation of ash beneficiation project in Maryland; and

•	Progress towards the successful post-Merger integration of Mirant and RRI Energy’s businesses and the realization of estimated Merger cost savings.

The levels necessary to earn threshold, target and maximum awards were set in February 2011. Performance below threshold results in no payment. Performance above maximum is capped at 200% of target. Achievement between specified levels is adjusted accordingly. The payout amounts and the determination of the threshold, target and maximum achievement levels are based on a number of factors, including the estimated likelihood of attainment; the volatility of performance, based on past history as well as projections; the degree of difficulty associated with achievement; the mix of controllable versus non-controllable factors impacting achievement; and any other relevant data. Generally, the target levels were consistent with our annual operating plan, with threshold and maximum levels that take into account the types of factors listed above. The weight of the financial goal versus the operational and strategic goals was recommended by management and approved by the Committee based on the assessment of the relative priorities of the specific performance goals.

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Adjusted EBITDA.    Adjusted EBITDA is the financial metric commonly used by investors, analysts, rating agencies, banks and others in comparing our results to those of other independent power producers/generation-focused companies. As adjusted, EBITDA provides insight into our operating performance and the overall health of our earnings and provides a strong connection between executives’ pay and performance. We view adjusted EBITDA as providing a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of assets among otherwise comparable companies. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, eliminating the effects of unrealized gains/losses on derivative financial instruments, impairment losses, Merger-related costs, large scale remediation and settlement costs, gains/losses on early extinguishment of debt, major litigation costs, net of recoveries, reversal of Montgomery County carbon levy assessment for prior year, net lower of cost or market adjustments to our commodity inventories, and certain other items. Our 2011 adjusted EBITDA was $622 million, which exceeded our target of $570 million. We refer to our most recently filed Annual Report on Form 10-K for further discussion.

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Safety Performance.    We think that providing a safe workplace is critically important to our business, and we are committed to continually improving our safety performance. While protecting our employees is our top priority, superior safety performance also means that we have a more productive workforce. We also think that safety performance is correlated with commercial availability. We compare our performance to other fossil fuel generators with similar employee counts, as reported in the Edison Electric Institute Human Resources Information Center Safety Survey. Our 2011 recordable incident rate and our lost time incident rate were improved over our 2010 rates but were still below our goals of being in the top quartile of the survey.

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Environmental Performance.    We diligently seek to comply with all environmental laws and regulations because it is the right thing to do. Additionally, noncompliance can be extremely costly because we can be fined for permit violations and regulatory citations, which can include significant remediation costs. We compare our performance to independent power producers/generation-focused companies and regulated generators that own and operate similar facilities to ours, as reported in the Navigant GKS Environmental Survey. Our environmental performance in 2011 exceeded our 2011 target goal by being in the top quartile of the survey.

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Operating Effectiveness.    Total margin capture factor measures how effective we are at operating our generating facilities to capture available gross margin. It was calculated by dividing open gross margin generated by our facilities by the total available open gross margin assuming 100% availability. Open gross margin consists of open energy gross margin and other margin. Open energy gross margin was calculated using the day-ahead and real-time market power sales prices received by the facilities less market-based delivered fuel costs. Open gross margin excludes the effects of hedges and other items and unrealized gains/losses on energy derivatives. Our operating effectiveness in 2011 was 89%, which exceeded our 2011 target goal of 88%.

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Construction of Marsh Landing.    In 2009, we entered into a ten-year power purchase agreement with PG&E for 760 MW of natural gas-fired peaking generation being constructed adjacent to our Contra Costa generating facility near Antioch, California. As a peak load dispatched plant, the facility will help to ensure a reliable supply of power as California transitions to a greater supply of intermittent renewable power sources such as solar and wind. During the ten-year term of the power purchase agreement, we will receive fixed monthly capacity payments and variable operating payments. We made substantial progress on the construction of the facility, which is expected to be completed by mid-2013. As of December 31, 2011, construction was on budget and on schedule.

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Construction of Maryland Ash Beneficiation Project.    We produce byproducts, including ash, from our coal-fired generating units. Our disposal plan for ash includes construction of an ash beneficiation facility at our Morgantown, Maryland site to make the ash more suitable for sale to third parties for the production of concrete as well as other beneficial uses. We commenced construction of the ash beneficiation facility in February 2011 and expect the facility to begin commercial operation during the first half of 2012. As of December 31, 2011, construction was on budget and on schedule.

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Merger Integration.    One of the key objectives for the Merger was cost synergies. We set a Merger integration goal for 2011 to achieve $150 million in annual Merger-related cost savings starting on January 1, 2012. Actual annual Merger-related cost savings on January 1, 2012 were $160 million.

2011 Short-Term Incentive Award Achievement.    In February 2012, the Committee assessed our achievement of the goals under the STI plan and made award decisions. As noted above, our 2011 adjusted EBITDA exceeded the target of $570 million. In 2011, we also achieved five of the seven operational and strategic goals identified above. This overall performance resulted in a funding of

174% of target. The Committee had discretion to approve individual payouts for our executives above and below the funding factor in order to take into account individual performance, but it did not use this discretion for the 2011 STI payments to executives.

2012 Short-Term Incentive Award Goals and Payout Factors.    In January 2012, the Committee approved 2012 STI goals and payout factors that are based on the same structure used in 2011. The achievement of the financial, operating and strategic goals is expected to position the Company for future success and the creation of long-term stockholder value. Two-thirds of the payout factor will continue to be based on achieving an adjusted EBITDA target amount.

The remaining one-third of the payout factor will be based on achieving the following operational and strategic goals:

•	Achieve at least top quartile safety performance based on number of incidents;

•	Achieve at least top quartile safety performance based on lost time rates;

•	Achieve at least top quartile environmental performance based on number of incidents;

•	Achieve total margin capture factor of at least 91%; and

•	On-budget and on-schedule construction of Marsh Landing facility in California.

The 2012 goal of achieving total margin capture factor of at least 91% is comparable to the 2011 goal of achieving at least 88% because periods of planned outages have been eliminated from the calculation of total margin capture factor for 2012. The two other goals that were in place for 2011 (construction of the ash beneficiation project in Maryland and Merger integration) are substantially complete and are therefore not included for 2012.

Long-Term Incentive Awards

Our LTI awards are 100% equity-based and align our executives with the interests of our stockholders. The weighting of the LTI awards is reflective of the Committee’s goal to have a balanced and effective mix of cash and equity elements. In February 2011, the Committee granted our executives LTI awards that were structured as follows:

Award Vehicle	Vesting Period	Portion of Targeted LTI Value
Time-based Restricted Stock Units	Vest ratably each year over a three-year period; common stock-settled	1/3
Performance-based Restricted Stock Units	Linked to the achievement of the 2011 STI plan performance goals, with performance measured at the end of the first year; vest ratably each year over three-year period; common stock settled	1/3
Nonqualified Options	Vest ratably each year over three-year period	1/3

The Committee approved the award vehicles and the percentage of 2011 base salary that the executives were eligible to receive in LTI awards following its review of management’s proposals, which considered contractual arrangements, market data prepared by Pay Governance, individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. These factors were not weighted but were considered in the aggregate. For each executive’s targeted allocation of LTI compensation, see the table under “—Executive Compensation Decisions” above, and see “Summary Compensation Table” and “2011 Grants of Plan-Based Awards” for valuation disclosure related to 2011 LTI awards for each executive.

The performance-based restricted stock units are linked to our STI awards to ensure that short-term performance goals are also oriented towards creating stockholder value. In February 2012, the Committee approved the performance achievement level for the performance-based restricted stock units granted in 2011, based on the funding factor for the 2011 STI awards, as described under “—Short-Term Incentive Awards” above. Upon satisfaction of the performance-based conditions, one-third of the performance-based restricted stock units granted in 2011 vested and settled in common stock and the remaining two-thirds of the performance-based restricted stock units granted in 2011 will continue to vest ratably over the next two years. If the 2011 performance conditions had not met the threshold level of performance, the performance-based restricted stock units granted in 2011 would have been forfeited. Performance is capped at 200% of target. Achievement between specified levels is adjusted accordingly. In February 2012, the Committee granted our executives LTI awards using the same structure as the awards granted in February 2011. Accordingly, our executives will continue to have a significant performance-based share element, in addition to stock options, associated with their LTI awards.

Severance and Change-in-Control Benefits

To allow us to attract and retain key executives in a consolidating industry environment, we provide for payments and benefits if an executive is terminated without cause or resigns for good reason in connection with a change-in-control. We choose to provide these benefits so that our executives can evaluate potential change-in-control triggering events impartially and without self-interest and so that our executives will be encouraged to continue their attention and dedication to us without regard to the security of their employment following a change in our control. Mr. Jacobs and Mr. Freysinger each received change-in-control benefits in 2011, but neither received golden parachute tax gross-up payments.

In addition, we provide for payments and other benefits if an executive’s employment is terminated involuntarily other than by reason of death, disability, cause or a change-in-control. We choose to provide benefits in these circumstances to provide financial assistance and resolve any possible related claims against us that may arise.

As discussed above, immediately following the Merger, some executives were party to individual severance and/or change-in-control arrangements. As part of our post-Merger integration activities, the Committee adopted a new severance plan in 2011 and a new change-in-control plan in early 2012 to provide and transition to consistent benefits. For the executives who have individual arrangements, they are entitled to the better of benefits under the new plans or their individual arrangements until their individual arrangements expire, generally within the next one to two years.

The new plans are designed to be consistent with market practices, notably by decreasing payment multiples and eliminating golden parachute tax gross-ups. The potential payments under these arrangements do not affect the other elements of the executives’ compensation. The benefits available to our current executives and the benefits provided to our former executives are described further in “Potential Payments upon Termination or Change-in-Control” below.

Executive Perquisites

We no longer provide any substantial personal benefits or perquisites, other than reimbursement of some relocation costs. In 2010, we allowed up to $5,000 per year for each executive in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning and financial planning services. Effective January 1, 2011 except for expenses previously incurred, the Board eliminated the financial planning and estate planning reimbursement program.

In 2011, Mr. Muller, Mr. Holden, Mr. Gaudette and Ms. Cleary were each entitled to certain eligible relocation benefits in connection with the Merger. Mr. Holden is eligible to receive ongoing duplicate living expenses, including transportation between Houston and Atlanta and rental expense in Houston. See “Summary Compensation Table.”

Mr. Muller, Mr. Gaudette and Ms. Cleary were also eligible for a policy that reimbursed employees for a loss on the sale of their homes in connection with an internal transfer, including employees relocating in connection with the Merger. Effective March 1, 2011, the Committee eliminated that policy, but grandfathered employees to whom we already made such a commitment, including Ms. Cleary. Mr. Gaudette waived his right to receive any such benefits. The Committee did not grandfather Mr. Muller, who was not reimbursed for the loss on the sale of his home. See “Summary Compensation Table.”

Compensation Committee Report

The Compensation Committee oversees the compensation plans, policies and programs of GenOn Energy, Inc. on behalf of the Board. In performing its oversight function, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on these reviews and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee,

William L. Thacker (Chairperson)
E. William Barnett
Thomas H. Johnson
Steven L. Miller

Summary Compensation Table

The following table sets forth the compensation of our Chairman, President and Chief Executive Officer (Mr. Muller), our Chief Financial Officer (Mr. Holden), each of our other three most highly compensated executives who were serving as of December 31, 2011 (Mr. Jines, Mr. Gaudette and Ms. Cleary), our former President and Chief Operating Officer (Mr. Jacobs) and our former Senior Vice President, Plant Operations (Mr. Freysinger). The compensation information set forth in the Summary Compensation Table below relates, in the case of Mr. Muller, Mr. Holden, Mr. Gaudette and Ms. Cleary, only to compensation earned from us after the Merger and not to any compensation earned from Mirant Corporation before the Merger. For further discussion of executive compensation, see “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Edward R. Muller	2011	$1,135,000	$—	$2,494,506	$1,250,997	$1,974,900	$—	$419,812	$7,275,215
Chairman, President and Chief Executive Officer	2010	86,973	—	4,540,007	1,331,937	—	—	129,926	6,088,843

J. William Holden, III	2011	545,000	—	707,798	354,959	711,225	932,761	253,355	3,505,098
Executive Vice President and Chief Financial Officer	2010	41,379	—	—	—	—	69,603	1,688	112,670

Michael L. Jines	2011	452,346	—	503,834	252,670	511,603	13,538	65,814	1,799,805
Executive Vice President, General Counsel and Corporate Secretary; Chief Compliance Officer	2010 2009	441,250 430,000	— —	540,198 515,000	643,359 —	151,952 149,678	13,166 18,869	41,866 76,906	1,831,791 1,190,453

Robert J. Gaudette	2011	356,300	—	308,488	154,706	340,979	—	219,377	1,379,850
Senior Vice President, Chief Commercial Officer

Anne M. Cleary	2011	367,719	—	273,200	137,009	351,907	486,024	270,411	1,886,270
Senior Vice President, Asset Management

Mark M. Jacobs(6)	2011	711,538	—	1,848,154	926,851	—	—	6,436,618	9,923,161
Former President and Chief Operating Officer	2010 2009	921,250 910,000	— —	5,704,939 2,446,250	2,482,908 —	488,173 527,838	— —	102,577 61,362	9,699,847 3,945,450

David S. Freysinger(6)	2011	203,712	—	213,124	106,882	—	—	1,283,434	1,807,152
Former Senior Vice President, Plant Operations	2010	317,500	—	222,539	187,334	92,517	—	30,954	850,844

(1)	Represents salaries earned during the years shown without reduction to reflect the executives’ elections, if any, to defer receipt of salary under the GenOn Energy Deferral and Restoration Plan described under “2011 Nonqualified Deferred Compensation.”

(2)	Represents the aggregate grant date fair value of grants of stock awards and stock option awards during 2011, 2010, and 2009, as applicable, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share Based Payment (FASB ASC Topic 718) and excludes the effect of any estimated forfeitures. The aggregate grant date fair values do not reflect compensation actually received by the executives. The following table itemizes the full grant date fair value of the equity grants presented in the “Stock Award” and “Option Award” columns of the table:

	2011 Awards			2010 Awards			2009 Awards
Name	Time- Based Restricted Stock Unit Awards(a)	Performance- Based Restricted Stock Unit Awards(b)	Stock Option Awards(c)	Time- Based Restricted Stock Unit Awards(a)	Performance- Based Cash-Settled Unit Awards(d)	Stock Option Awards(c)(e)	Time- Based Restricted Stock Unit Awards(a)
Edward Muller	$1,247,253	$1,247,253	$1,250,997	$4,540,007	$—	$1,331,937	$—
William Holden	353,899	353,899	354,959	—	—	—	—
Michael Jines	251,917	251,917	252,670	225,749	314,449	643,359	515,000
Robert Gaudette	154,244	154,244	154,706	—	—	—	—
Anne Cleary	136,600	136,600	137,009	—	—	—	—
Mark Jacobs	924,077	924,077	926,851	4,532,501	1,172,438	2,482,908	2,446,250
David Freysinger	106,562	106,562	106,882	93,000	129,539	187,334	—

(a)	The grant date fair values of the time-based restricted stock units awarded in 2011, 2010, and 2009, are based on the closing price of our common stock on the date of grant.

(b)	The grant date fair values of the performance-based restricted stock units awarded in 2011 are based on the closing price of our common stock on the date of grant and are presented based on the probability that the performance goals would be achieved at the target level. The value of the performance-based restricted stock units assuming achievement of the maximum performance level of 200% would have been: $2,494,506; $707,798; $503,834; $308,488; $273,200; $1,848,154 and $213,124 for Mr. Muller, Mr. Holden, Mr. Jines, Mr. Gaudette, Ms. Cleary, Mr. Jacobs and Mr. Freysinger, respectively. Subsequent to year end, the Committee approved the performance achievement level for the performance-based restricted stock units granted in 2011. For further discussion, see “Compensation Discussion and Analysis — 2011 Executive Compensation.”

(c)	The grant date fair values of the stock options awarded in 2011 and 2010 are estimated using a Black-Scholes option pricing model using the assumptions presented in the following table. None of the executives received stock options in 2009.

	2011	2010
Weighted average expected volatility	47.2%	65.6%
Weighted average expected risk-free interest rate	2.1%	1.8%
Weighted average expected dividend yield	—%	—%
Weighted average expected term	5 years	4 years

(d)	The grant date fair values of the performance-based cash-settled units awarded in 2010 are determined using a Monte Carlo simulation valuation model with a risk-free interest rate assumption of 1.34% and expected volatilities of 81.1% and 53.8% for the Company and our comparator group, respectively. The change-in-control triggered by the Merger accelerated the vesting of the performance-based cash-settled units and they vested pursuant to their terms on a pro rata basis at the target achievement level.

(e)	The amounts shown in the “Option Awards” column for 2010 include the incremental value of modifying options granted in 2010 and prior years computed as of the modification date in accordance with FASB ASC Topic 718. Effective upon completion of the Merger, the stock options granted to Mr. Muller by Mirant Corporation before the Merger were converted to GenOn options and modified to eliminate the acceleration of the expiration date upon a separation without cause from GenOn. Before their amendment in connection with the Merger, the terms of the stock options granted to Mr. Jines, Mr. Jacobs and Mr. Freysinger provided that, upon completion of the Merger, they would vest and settle entirely in cash based on the excess value of the common stock over the respective stock option exercise prices on that date. As amended, the stock options vested in full upon completion of the Merger and remain outstanding subject to the same terms and conditions as otherwise applied prior to the Merger. The incremental value of the modified stock option awards included in the amounts shown are: $1,331,937; $376,576; $1,499,078 and $77,432 for Mr. Muller, Mr. Jines, Mr. Jacobs and Mr. Freysinger, respectively.

(3)	Represents the STI awards earned by each executive based on the achievement level of annual performance goals in each respective year. Mr. Muller and Mr. Holden were not eligible for STI awards from the Company in 2010.

(4)	The amounts shown for Mr. Holden and Ms. Cleary for 2011 represent the actuarial increase in the present value of benefits under the GenOn Mirant Pension Plan (“Pension Plan”), the GenOn Mirant Supplemental Benefit (Pension) Plan (“SBP”), and the GenOn Mirant Supplemental Executive Retirement Plan (“SERP”). Mr. Holden also has a benefit under his Supplemental Pension Benefit Agreement (“SPBA”). The following table shows the change in actuarial value for each of the Pension Plan, the SBP, the SERP and the SPBA for 2011:

Name	Change in Pension Plan Value	Change in SBP Value	Change in SERP Value	Change in SPBA Value	Total
William Holden	$171,735	$378,786	$112,492	$269,748	$932,761
Anne Cleary	173,382	182,348	130,294	—	486,024

The amount shown for Mr. Holden in 2010 represents the post-Merger actuarial increase in the present value of his benefits under the Pension Plan, the SBP, the SERP and the SPBA.

The amounts shown for Mr. Jines represent the above-market interest (more than 120% of the applicable federal rate) earned on his deferred compensation balance in the GenOn Energy Successor Deferral Plan.

(5)	The amounts shown as “All Other Compensation” for each executive are composed of the following items:

Perquisites
Name	Year	Savings Plan(a)	Nonqualified Deferred Compensation(b)	Payments for Unused Vacation(c)		Welfare Benefits(d)		Relocation- Related Costs(e)	Other			Tax Gross- Ups(g)	Severance Benefits(h)		Total
Edward Muller	2011 2010	$26,925 919	$271,195 129,007	$	— —	$	— —	$109,013 —	$	— —		$12,679 —	$	— —	$419,812 129,926

William Holden	2011 2010	14,700 919	38,489 769		— —		— —	932 —		114,673 —	(f)	84,561 —		— —	253,355 1,688

Michael Jines	2011 2010 2009	19,002 15,679 15,374	46,812 26,187 21,768		— — 39,690		— — —	— — —		— — 50		— — 24		— — —	65,814 41,866 76,906

Robert Gaudette	2011	26,926	32,879		—		—	127,601		—		31,971		—	219,377

Anne Cleary	2011	14,700	23,389		—		—	184,459		—		47,863		—	270,411

Mark Jacobs	2011 2010 2009	19,600 19,286 18,061	83,492 83,291 43,227		88,942 — —		2,735 — —	— — —		— — 50		— — 24		6,241,849 — —	6,436,618 102,577 61,362

David Freysinger	2011 2010	19,600 19,286	7,048 11,668		36,875 —		5,471 —	— —		— —		— —		1,214,440 —	1,283,434 30,954

(a)	Represents Company contributions to the GenOn Energy Savings Plan and, for Mr. Muller and Mr. Holden, the amounts shown for 2010 represent post-Merger Company contributions to the Mirant Services Employee Savings Plan.

(b)	Represents Company contributions to the savings restoration component of the GenOn Energy Deferral and Restoration Plan and, for Mr. Muller and Mr. Holden, the amounts shown for 2010 represent post-Merger Company contributions to the Mirant Services Supplemental Benefit (Savings) Plan.

(c)	Represents accrued, but unused, vacation that was paid under our terms of our vacation policy.

(d)	Represents imputed income in connection with continued health and welfare benefits coverage at active employee premium rates.

(e)	For Mr. Muller, represents costs of home finding trips, four months of duplicate living expenses, shipping of household goods, home sale assistance, a final move trip, and a miscellaneous relocation allowance related to the relocation of his employment from Atlanta, Georgia to Houston, Texas in connection with the Merger.

For Mr. Holden, represents transportation and shipping costs related to the relocation of his employment from Atlanta, Georgia to Houston, Texas in connection with the Merger.

For Mr. Gaudette, represents costs of home finding trips, seven months of duplicate living expenses, shipping of household goods, a final move trip, and a miscellaneous relocation allowance related to the relocation of his employment from Atlanta, Georgia to Houston, Texas in connection with the Merger.

For Ms. Cleary, represents costs of home finding trips, eight months of duplicate living expenses, shipping of household goods, home purchase and sale assistance, a final move trip, and a miscellaneous relocation allowance related to the relocation of her employment from Atlanta, Georgia to Houston, Texas in connection with the Merger. These costs include $72,490 related to the loss in value resulting from the sale of her home. Effective March 1, 2011, the Compensation Committee eliminated loss on sale protection with respect to all future relocation agreements. See “Compensation Discussion and Analysis—Executive Perquisites.”

(f)	Represents 12 months of duplicate living expenses. Mr. Holden is eligible to continue to receive ongoing duplicate living expenses.

(g)	For Mr. Muller, Mr. Holden, Mr. Gaudette and Ms. Cleary, represents tax gross-up related to relocation and duplicate living costs. For Mr. Jines and Mr. Jacobs, represents tax reimbursements for taxable income recognized in connection with a $50 gift certificate issued to all employees in January 2009.

(h)	Represents severance benefits to which Mr. Jacobs and Mr. Freysinger were entitled pursuant to the terms of their respective change-in-control agreements.

(6)	Mr. Jacobs served as our President and Chief Operating Officer until August 2011 and Mr. Freysinger served as our Senior Vice President, Plant Operations until July 2011. For further information regarding the benefits they received upon their departure, see “Potential Payments Upon Termination or Change-in-Control.” Upon Mr. Jacobs’ departure, Mr. Muller assumed the role of President and we no longer have a Chief Operating Officer. The executives who previously reported to Mr. Jacobs now report to Mr. Muller.

2011 Grants of Plan-Based Awards

The following table provides information with respect to STI cash awards and equity awards granted to our executives in 2011. All non-equity incentive awards were granted under our GenOn Energy Short-Term Incentive Plan and all equity awards were granted under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Edward Muller	—	$567,500	$1,135,000	$2,270,000	—	—	—	—	—	$—	$—
	2/23/11	—	—	—	163,682	327,363	654,726	—	—	—	1,247,253
	2/23/11	—	—	—	—	—	—	327,363	—	—	1,247,253
	2/23/11	—	—	—	—	—	—	—	744,641	3.81	1,250,997
William Holden	—	204,375	408,750	817,500	—	—	—	—	—	—	—
	2/23/11	—	—	—	46,444	92,887	185,774	—	—	—	353,899
	2/23/11	—	—	—	—	—	—	92,887	—	—	353,899
	2/23/11	—	—	—	—	—	—	—	211,285	3.81	354,959
Michael Jines	—	144,625	289,250	578,500	—	—	—	—	—	—	—
	2/23/11	—	—	—	33,060	66,120	132,240	—	—	—	251,917
	2/23/11	—	—	—	—	—	—	66,120	—	—	251,917
	2/23/11	—	—	—	—	—	—	—	150,399	3.81	252,670
Robert Gaudette	—	97,983	195,965	391,930	—	—	—	—	—	—	—
	2/23/11	—	—	—	20,242	40,484	80,968	—	—	—	154,244
	2/23/11	—	—	—	—	—	—	40,484	—	—	154,244
	2/23/11	—	—	—	—	—	—	—	92,087	3.81	154,706
Anne Cleary	—	98,093	196,185	392,370	—	—	—	—	—	—	—
	2/23/11	—	—	—	17,927	35,853	71,706	—	—	—	136,600
	2/23/11	—	—	—	—	—	—	35,853	—	—	136,600
	2/23/11	—	—	—	—	—	—	—	81,553	3.81	137,009
Mark Jacobs(6)	—	462,500	925,000	1,850,000	—	—	—	—	—	—	—
	2/23/11	—	—	—	121,270	242,540	485,080	—	—	—	924,077
	2/23/11	—	—	—	—	—	—	242,540	—	—	924,077
	2/23/11	—	—	—	—	—	—	—	551,697	3.81	926,851
David Freysinger(6)	—	88,000	176,000	352,000	—	—	—	—	—	—	—
	2/23/11	—	—	—	13,985	27,969	55,938	—	—	—	106,562
	2/23/11	—	—	—	—	—	—	27,969	—	—	106,562
	2/23/11	—	—	—	—	—	—	—	63,620	3.81	106,882

(1)	Represent the potential payouts to our executives under our STI plan, which were earned based on 2011 performance. Except in the case of death, disability or retirement following five years of service, the executive must be employed by us on the payment date to receive payment of the award. For more information on the performance goals applicable to these awards, see “Compensation Discussion and Analysis—Short-Term Incentive Awards.” The actual amounts paid in 2012 based on 2011 performance are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Represent the potential payout range of performance-based restricted stock units granted in 2011. For more information on the performance goals applicable to these awards, see “Compensation Discussion and Analysis—Long-Term Incentive Awards.” The actual restricted stock units earned for 2011 performance are discussed further under “Outstanding Equity Awards at Fiscal Year-End.”

(3)	Represents LTI awards of time-based restricted stock units.

(4)	The exercise price of the options is equal to the closing price of our common stock on February 23, 2011.

(5)	Values are based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. The grant date fair value of all performance-based restricted stock units, time-based restricted stock units and option awards is determined as described under “Summary Compensation Table.”

(6)	In connection with their resignations in 2011, Mr. Jacobs and Mr. Freysinger forfeited their rights to payment under our STI plan. In accordance with the terms of their respective equity award agreements, each received partial settlement value for their outstanding equity awards, as discussed further under “2011 Option Exercises and Stock Vested.”

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Name	Grant Date	Exercisable	Unexercisable(1)
Edward Muller(3)	1/13/2006	1,150,567	—	—	$8.700	1/13/2016	—	$—	—	—
	2/17/2006	1,131,737	—	—	8.840	2/17/2016	—	—	—	—
	3/8/2007	272,899	—	—	13.310	3/8/2012	—	—	—	—
	3/7/2008	370,653	—	—	13.060	3/7/2013	—	—	—	—
	3/3/2009	628,459	—	—	3.670	3/3/2019	—	—	—	—
	3/11/2010	571,473	—	—	4.660	3/11/2020	—	—	—	—
	12/6/2010	—	—	—	—	—	610,216	1,592,664	—	—
	2/23/2011	—	744,641	—	3.810	2/22/2021	896,975	2,341,104	—	—
William Holden	1/13/2006	22,371	—	—	8.700	1/13/2016	—	—	—	—
	2/17/2006	22,005	—	—	8.840	2/17/2016	—	—	—	—
	3/8/2007	29,957	—	—	13.310	3/8/2012	—	—	—	—
	3/7/2008	44,489	—	—	13.060	3/7/2013	—	—	—	—
	3/3/2009	81,058	—	—	3.670	3/3/2019	—	—	—	—
	3/11/2010	101,957	—	—	4.660	3/11/2020	—	—	—	—
	2/23/2011	—	211,285	—	3.810	2/22/2021	254,511	664,274	—	—
Michael Jines	2/13/2004	217,600	—	—	8.135	2/12/2014	—	—	—	—
	2/20/2007	26,707	—	—	16.260	2/19/2017	—	—	—	—
	2/19/2008	22,517	—	—	23.375	2/18/2018	—	—	—	—
	3/3/2010	123,072	—	—	4.280	3/2/2016	—	—	—	—
	2/23/2011	—	150,399	—	3.810	2/22/2021	181,169	472,851	—	—
Robert Gaudette	1/13/2006	1,294	—	—	8.700	1/13/2016	—	—	—	—
	2/17/2006	1,271	—	—	8.840	2/17/2016	—	—	—	—
	3/8/2007	4,632	—	—	13.310	3/8/2012	—	—	—	—
	3/7/2008	6,106	—	—	13.060	3/7/2013	—	—	—	—
	3/3/2009	13,846	—	—	3.670	3/3/2019	—	—	—	—
	3/11/2010	31,579	—	—	4.660	3/11/2020	—	—	—	—
	2/23/2011	—	92,087	—	3.810	2/22/2021	110,927	289,519	—	—
Anne Cleary	1/13/2006	23,051	—	—	8.700	1/13/2016	—	—	—	—
	2/17/2006	25,463	—	—	8.840	2/17/2016	—	—	—	—
	3/8/2007	14,430	—	—	13.310	3/8/2012	—	—	—	—
	3/7/2008	21,860	—	—	13.060	3/7/2013	—	—	—	—
	3/3/2009	67,036	—	—	3.670	3/3/2019	—	—	—	—
	3/11/2010	67,552	—	—	4.660	3/11/2020	—	—	—	—
	2/23/2011	—	81,553	—	3.810	2/22/2021	98,238	256,401	—	—
Mark Jacobs	2/20/2007	58,026	—	—	16.260	10/1/2012	—	—	—	—
	5/16/2007	80,663	—	—	26.365	10/1/2012	—	—	—	—
	2/19/2008	119,680	—	—	23.375	10/1/2012	—	—	—	—
	3/4/2010	462,500	—	—	4.200	10/1/2012	—	—	—	—
	2/23/2011	183,899	—	—	3.810	10/1/2012	—	—	—	—
David Freysinger	2/20/2007	11,915	—	—	16.260	8/2/2012	—	—	—	—
	2/19/2008	9,626	—	—	23.375	8/2/2012	—	—	—	—
	3/3/2010	50,700	—	—	4.280	8/2/2012	—	—	—	—
	2/23/2011	21,206	—	—	3.810	8/2/2012	—	—	—	—

(1)	Stock options granted on February 23, 2011 vest at a rate of 33.3% per year, with vesting dates of February 23, 2012, February 23, 2013 and February 23, 2014. All options expire ten years from the date of grant.

(2)	These columns report the number and market value, respectively, of shares underlying each grant of restricted stock units to each officer that is not subject to performance vesting conditions. Subsequent to year end, the Compensation Committee approved the performance achievement level for the performance-based restricted stock units granted on February 23, 2011. Given that the performance level for these awards has been determined, the number and market value for the restricted stock units earned for the performance cycle are included in these columns. The restricted stock units earned by each officer for the 2011 performance cycle are as follows: Mr. Muller—569,612; Mr. Holden—161,624; Mr. Jines—115,049; Mr. Gaudette—70,443 and Ms. Cleary—62,385. These restricted stock units vest at the rate of 33.3% per year, with vesting dates of February 27, 2012, February 27, 2013 and February 27, 2014. The remaining restricted stock units vest at the rate of 33.3% per year, with vesting dates of February 23, 2012, February 23, 2013 and February 23, 2014.

The outstanding restricted stock units reported for Mr. Muller with a grant date of December 6, 2010 represent 50% of the award he was granted pursuant to his employment agreement in connection with the completion of the Merger. The first half of the award vested on December 2, 2011 and the remaining restricted stock units are scheduled to vest on December 3, 2012, generally subject to Mr. Muller’s continued employment through the vesting date. Settlement of these awards with our common stock will be deferred until his separation from service.

The market value is equal to the product of the shares underlying the restricted stock units and the closing price of our common stock ($2.61) on December 30, 2011, the last trading day of the year.

Restricted stock units for Mr. Muller and Mr. Jacobs that vested during 2011 but have not been settled with our common stock are reported in the “2011 Option Exercises and Stock Vested” table and in the “2011 Nonqualified Deferred Compensation” table.

(3)	Upon Mr. Muller’s retirement (defined as any termination on or after December 3, 2013 or such earlier date as the Board may determine) or earlier termination of his employment by us without cause or by him for “good reason,” all of his outstanding equity compensation will vest in full, become immediately exercisable and remain exercisable for the remaining term of the award.

2011 Option Exercises and Stock Vested

The following table provides information regarding the number of shares vested and the pretax value realized by each executive from the exercise of stock options or vesting of stock awards in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Edward Muller(2)	—	$—	610,216	$1,623,175
Mark Jacobs(3)	—	—	587,567	1,633,436
David Freysinger(4)	—	—	18,646	69,550

(1)	Represent the product of the number of shares acquired on vesting and the closing price of our common stock on the vesting date.

(2)	Represents 50% of the time-based restricted stock units Mr. Muller was granted on December 6, 2010. In accordance with the terms of his award agreement, the settlement of this award has been deferred until his separation from service. The change in value from the date of deferral through the end of the year is reported under “2011 Nonqualified Deferred Compensation.”

(3)	In connection with his resignation and in accordance with his equity award agreements, the number of shares reported for Mr. Jacobs consists of:

•	A pro-rata allocation of the 1,022,100 time-based restricted stock units granted on December 3, 2010 in connection with the completion of the Merger (425,875 shares);

•	One-third of the target performance-based restricted stock units granted on February 23, 2011 (80,846 shares); and

•	One-third of the time-based restricted stock units granted on February 23, 2011 (80,846 shares).

The settlement of 575,983 of these shares was delayed until 2012 to comply with Internal Revenue Code Section 409A. The change in value from the date of deferral through the end of the year is reported under “2011 Nonqualified Deferred Compensation.”

(4)	In connection with his resignation and in accordance with his equity award agreements, the number of shares reported for Mr. Freysinger consists of:

•	One-third of the target performance-based restricted stock units granted on February 23, 2011 (9,323 shares); and

•	One-third of the time-based restricted stock units granted on February 23, 2011 (9,323 shares).

2011 Pension Benefits

The following table provides information about pension benefits for Mr. Holden and Ms. Cleary determined as of December 31, 2011 under the GenOn Mirant Pension Plan (the “Pension Plan”), the GenOn Mirant Supplemental Benefit (Pension) Plan (the “SBP”), and the GenOn Mirant Supplemental Executive Retirement Plan (the “SERP”). Mr. Holden also has a Supplemental Pension Benefit Agreement (“SPBA”). No other executives had or accrued any pension benefits during 2011.

Name	Plan Name	Years Of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
William Holden	Pension Plan	25.583	$771,605	$—
	SBP	25.583	1,044,185	—
	SERP	25.583	428,350	—
	SPBA(2)	30.583	1,149,063	—
Anne Cleary	Pension Plan	27.500	718,762	—
	SBP	27.500	462,831	—
	SERP	27.500	301,460	—

(1)	Present values are based on the same assumptions as used in our financial statements except that no pre-retirement mortality is assumed. The discount rate for the Pension Plan as of December 31, 2011 is 4.59%. The discount rates for the SBP and the SERP as of December 31, 2011 are 4.07%. The mortality table for all plans as of December 31, 2011 is the RP 2000 Combined Healthy Mortality Table projected to 2026 with Scale AA. Benefits for Mr. Holden are assumed to commence at age 60 because he receives credit for an additional five years of age and five years of service in accordance with his SPBA (described below). Benefits payable from the Pension Plan are assumed to be paid as a single life annuity. Benefits for Ms. Cleary are assumed to commence at age 65, the earliest unreduced age. Benefits payable from the SBP and SERP are assumed to be paid as a series of ten annual installments.

(2)	Entered into in 2002.

Pension Plan.    The Pension Plan is a tax-qualified defined benefit pension plan that covers a portion of our non-union legacy Mirant workforce. Participation in this plan is closed to employees hired after April 2, 2000 or employees rehired after April 2, 2001. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. The plan benefit formula may vary according to a participant’s grandfathered status and location. Mr. Holden’s and Ms. Cleary’s annual benefits are the greater of (i) years of service multiplied by 1.7% of their average monthly base pay minus a social security offset or (ii) years of service multiplied by 1.25% of their average monthly base plus incentive pay. The normal form of payment for a married participant is a 50% joint and survivor annuity or a 100% joint and survivor annuity. The normal form of payment for a single participant is a single life annuity. Several actuarially equivalent optional forms of payment are also available.

Participants vest in the Pension Plan after completing five years of service and Mr. Holden and Ms. Cleary are vested. Early retirement benefits become payable once plan participants have both attained age 50 and completed ten years of service. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefits payments commence. As of December 31, 2011, both Mr. Holden and Ms. Cleary are eligible for early retirement. If a participant dies while actively employed, benefits will be paid to a surviving spouse. Payments to a surviving spouse of a participant who could have retired will begin immediately.

SBP.    The SBP is a non-qualified plan intended to pay benefits that the tax-qualified Pension Plan cannot pay due to Internal Revenue Service (“IRS”) limits. The SBP’s vesting, early retirement, and disability provisions mirror those of the tax-qualified Pension Plan. The amounts paid by the SBP are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When Mr. Holden or Ms. Cleary separate from service, their respective vested monthly benefits provided by the benefit formulas will be converted into a series of ten annual installments using the actuarial equivalence basis of the Pension Plan.

SERP.    The SERP is a non-qualified plan designed to provide deferred compensation benefits which are not otherwise payable from the Pension Plan as a result of the exclusion of STI pay from certain definitions of earnings set forth under the Pension Plan. The SERP provides additional benefits that the Pension Plan and SBP would pay if the Pension Plan and SBP calculations reflected STI payments. When Mr. Holden or Ms. Cleary separate from service, their respective vested monthly benefits provided by the benefit formulas will be converted into a series of ten annual installments using the actuarial equivalence basis of the Pension Plan.

SPBA.    SPBAs are individual agreements providing for additional pension benefits. These agreements provide the benefits that the other three defined benefit pension plans would pay if the participant had worked an additional number of years. These contracts are usually entered into on an as needed basis to attract and retain executives. Mr. Holden is the only executive who has an SPBA, which he entered into in 2002 as an incentive to remain in his position. His SPBA provides for an additional five years of both age and service for purposes of determining pension benefits in the Pension Plan, SBP and SERP.

We have established a “rabbi trust” to which we have contributed amounts we expect to use to pay benefits under the SBP, the SERP and the SBPA.

2011 Nonqualified Deferred Compensation

During 2011, we sponsored a Deferral and Restoration Plan for the benefit of our executives and a Successor Deferral Plan applicable to Mr. Jines. In addition, in connection with the Merger between us and Mirant Corporation that we completed on December 3, 2010, we assumed the Mirant Corporation Deferred Compensation Plan, the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (collectively, the “Mirant Deferred Plans”) and the Mirant Services Supplemental Benefit (Savings) Plan (the “Mirant Supplemental Savings Plan”). The Mirant Deferred Plans were merged into the Deferral and Restoration Plan in 2011. There were no additional contributions to the Mirant Deferred Plans after December 31, 2010. The Mirant Supplemental Savings Plan was terminated and its account balances were distributed in 2011.

The following table provides information regarding our nonqualified deferred compensation plans.

Name	Plan	Executive Contributions in 2011 (1)	Company Contributions in 2011(2)	Aggregate Earnings/ (Losses) in 2011(3)	Aggregate Withdrawals/ Distributions in 2011(4)	Aggregate Balance at 12/31/2011(5)
Edward Muller	Deferral Plan	$327,788	$271,195	$28,921	$—	$2,456,575
	Mirant Supplemental Savings Plan	—	—	—	(960,436)	—
	Deferred Stock Units	1,623,175	—	(30,511)	—	1,592,664
William Holden	Deferral Plan	—	38,489	(382)	—	38,107
	Mirant Supplemental Savings Plan	—	—	—	(47,953)	—
Michael Jines	Deferral Plan	—	46,812	(3,553)	—	346,287
	Successor Deferral Plan	—	—	39,501	—	596,635
Robert Gaudette	Deferral Plan	—	32,879	(460)	—	32,419
	Mirant Supplemental Savings Plan	—	—	—	(27,457)	—
Anne Cleary	Deferral Plan	107,153	23,389	(7,043)	—	433,113
	Mirant Supplemental Savings Plan	—	—	—	(17,010)	—
Mark Jacobs	Deferral Plan	—	83,492	(4,478)	(140,453)	629,753
	Deferred Stock Units	1,601,233	—	(97,917)	—	1,503,316
David Freysinger	Deferral Plan	—	7,048	48	(16,172)	99,079

(1)	Of the amounts contributed to the Deferral Plan by Mr. Muller and Ms. Cleary during 2011, $90,800 and $36,772, respectively, are included in the “Salary” column of the “Summary Compensation Table” and $236,988 and $70,381, respectively, are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The non-equity incentive plan compensation was earned under our STI plan for 2011 performance but credited to the executive’s Deferral Plan account in 2012. The amounts reported for Deferred Stock Units represent restricted stock units that vested during 2011 but have not been settled with the Company’s common stock.

(2)	The amounts reported include our contributions made in 2012 with respect to 2011 compensation as follows: $73,783; $18,069; and $8,945 for Mr. Muller, Mr. Jines and Mr. Gaudette, respectively. All reported Company contributions to the Deferral Plan are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	Represents the annual earnings (losses) on the nonqualified deferred compensation account balances of the Deferral Plan, the Deferred Stock Units and the Successor Deferral Plan during 2011. Earnings under the Deferral Plan may increase or decrease depending on the performance of the deemed investment elections offered under this plan. The earnings on the Deferred Stock Units represent the difference in the closing price for the shares of our common stock underlying the deferred vested stock units on the deferral date and the last trading day of the year. The Successor Deferral Plan earns interest based on a long-term Moody’s average corporate bond rate plus two-percent. The above-market earnings credited to Mr. Jines under the Successor Deferral Plan are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

(4)	For Mr. Muller, Mr. Holden, Mr. Gaudette and Ms. Cleary, represents distributions from the Mirant Supplemental Savings Plan as a result of the termination of that plan in connection with the Merger. For Mr. Jacobs and Mr. Freysinger, represents distributions from the Deferral Plan in connection with their departure from the Company.

(5)	The aggregate year-end balances include current and previous years’ executive and Company contributions that were previously reported as compensation to the executive in the “Summary Compensation Table” if such individual was included as a named executive officer in the respective previous years. The balance reflects the cumulative value of each executive’s deferrals, Company contributions and investment gains or losses. These balances include executive and Company contributions earned during 2011 but credited to the executives’ accounts in 2012 and amounts assumed from the Mirant Deferred Plans during 2011.

Deferral and Restoration Plan

We sponsor the GenOn Deferral and Restoration Plan to permit executives to defer compensation and to provide for Company contributions that cannot be made to our qualified plans because of IRS limits. The Deferral and Restoration Plan and its predecessor plan are referred to collectively as the Deferral Plan. Under the Deferral Plan, executives’ accounts are deemed to be invested among a group of designated mutual funds as directed by the executive. The investment elections can be changed at any time. Earnings credited to the executives’ accounts reflect the earnings/losses of the deemed investment. We have established a “rabbi trust” to which we have contributed amounts we expect to use to pay benefits under the Deferral Plan programs. For 2011, our Deferral Plan has three separate programs, a deferred compensation program, a savings restoration program and a deferral restoration program.

Deferred Compensation Program.    Under the deferred compensation program, executives may elect to defer payment of up to 80% of their base salary and/or up to 100% of their STI award. The deferred amounts are always 100% vested. For amounts deferred before January 1, 2011, executives could elect a distribution year for each year’s deferred amounts, which must be at least three years after the deferral year, or may elect payment in five annual installments beginning not earlier than the fourth year after deferral. If the executive terminates before distribution is complete, the entire balance will be paid in a lump sum six months after termination. Beginning with amounts deferred in 2011, executives may elect a lump-sum payment upon termination of employment or may elect up to ten annual installments upon termination of employment.

Savings Restoration Program.    The savings restoration program of the Deferral Plan permits us to provide contributions that cannot be made on an executive’s behalf to the tax-qualified GenOn Energy Savings Plan because of IRS limits. The savings restoration benefit is an amount equal to 6% (8% beginning in 2011, with the exception of Mr. Holden and Ms. Cleary, who instead accrue a pension benefit) of the difference between the IRS compensation limit ($245,000 for 2011) and the executive’s compensation plus an amount equal to this difference times the annual discretionary contribution percentage applicable to the qualified savings plan.

Mr. Jacobs, Jines and Freysinger have grandfathered amounts under the savings restoration program. Executives may elect to take distribution of these benefits earned before January 1, 2005 in either a lump sum or annual installments upon termination of employment. Executives may also take a lump sum distribution at any time subject to a 10% penalty and may change their distribution election for these amounts, subject to a 12-month waiting period. Benefits earned after December 31, 2004 will be distributed automatically in a lump sum six months after termination of employment.

Deferral Restoration Program.    Under the deferral restoration program, we will provide a contribution to the Deferral Plan with respect to an executive’s deferred compensation under the Deferral Plan. For executives other than Mr. Holden and Ms. Cleary, the benefit is an amount equal to 8% of the amount deferred under the deferred compensation program plus the amount deferred times the annual discretionary contribution percentage applicable to the qualified savings plan. For Mr. Holden and Ms. Cleary (who instead accrue a pension benefit), the benefit is an amount equal to 6% of the amount deferred under the deferred compensation program. Distribution will be made in a lump sum six months after termination of employment.

Successor Deferral Plan

We also sponsor the Successor Deferral Plan. Mr. Jines is the only executive that is a participant. The Successor Deferral Plan holds account balances consisting of salary and bonus deferrals that were transferred from a nonqualified deferred compensation plan maintained by our former parent company, CenterPoint Energy, Inc. No additional contributions to this plan are permitted. Earnings are credited to the account balance at an interest rate equal to the Moody’s Long Term Corporate Bond Index plus 2%.

Distribution will be made in a lump sum or annual installments upon termination of employment. Distribution elections can be changed subject to a 12-month waiting period. Mr. Jines has elected payment in 15 annual installments. We have established a “rabbi trust” to which we have contributed the amounts we expect to use to pay benefits under this plan.

Deferred Stock Units

In accordance with the terms of Mr. Muller’s award agreements, the settlement of his time-based restricted stock units and performance-based restricted stock units will be deferred until his separation from service with us. In accordance with the requirements of Internal Revenue Code Section 409A, the settlement of a portion of Mr. Jacobs’ time-based restricted stock units and performance-based restricted stock units was delayed for a post-separation period of six months. See “2011 Options Exercised and Stock Vested.”

Potential Payments upon Termination or Change-in-Control

Change-in-Control

The executives participate in the GenOn Energy Change-in-Control Severance Plan, which was adopted in February 2012. The terms of this plan apply to the extent they are more favorable than the terms of the executives’ other applicable arrangements. The executives are not entitled to duplication of benefits if they are eligible under more than one arrangement.

The following table summarizes potential payments and benefits to be provided to the executives in connection with a change-in-control assuming a qualifying termination of employment as of December 31, 2011 and assuming that the newly adopted GenOn Change-in-Control Severance Plan had been in effect as of December 31, 2011. Mr. Jacobs and Mr. Freysinger became entitled to severance under the terms of individual change-in-control agreements when they left the Company in 2011, and accordingly they no longer participate in any other severance plans and are not included in the table below.

Name	Multiple of Salary	Multiple of STI Award		STI Award(1)	Welfare Benefits Coverage	Additional Benefits(2)	Excise Tax Gross-Up	Equity-based Awards(3)	Total Pre-Tax Benefit
Edward Muller	$3,405,000	$4,732,950	(4)	$1,974,900	$83,801	$790,882	$—	$3,301,498	$14,289,031
William Holden(5)	1,635,000	1,226,250		408,750	60,837	3,287,096	—	484,870	7,102,803
Michael Jines	1,365,000	887,250		295,750	60,921	35,000	—	345,146	2,989,067
Robert Gaudette	712,600	391,930		195,965	26,808	35,000	—	211,326	1,573,629
Anne Cleary	743,400	408,870		204,435	43,617	1,882,274	—	187,152	3,469,748

(1)	Mr. Muller’s STI award value represents the actual bonus earned for 2011 and paid in 2012. For all other executives, the STI award value equals the executive’s pro rata target STI award for 2011.

(2)	For Mr. Muller, represents the value of three times the contributions made for 2010 under the legacy Mirant 401(k) plan, the Mirant Supplemental Savings Plan, the Deferral and Restoration Plan and the GenOn Energy Savings Plan and the value of three times the annual cost for life and long-term disability coverage. For Mr. Holden and Ms. Cleary, represents the retention bonus that otherwise would have become payable upon the second anniversary of the Merger, plus outplacement services for 12 months. For Mr. Jines and Mr. Gaudette, represents outplacement services for 12 months.

(3)	Represents the intrinsic value of all unvested outstanding equity awards based on a price of $2.61 (closing price on December 30, 2011, the last trading day of the year) and assumes that performance-based restricted stock units vested at the target amount in accordance with the terms of the executives’ respective equity award agreements.

(4)	Based on Mr. Muller’s STI award earned for 2010 under Mirant’s STI award plan.

(5)	In accordance with the GenOn Energy Change-in-Control Severance Plan, the potential payments and benefits reported for Mr. Holden would be reduced by a good faith estimate of approximately $67,000 so that he would not be subject to the excise tax under Section 4999 of the Code.

GenOn Change-in-Control Severance Plan.    We adopted a new change-in-control severance plan in February 2012. In the event an executive would be entitled to benefits under this plan and also under one of the other plans or arrangements described below, the executive will be entitled to the better of the available benefits. The executive’s benefit will be payable following termination of employment within two years following a change-in-control in the event of an involuntary termination without cause; a resignation for “good reason” within 90 days following the “good reason” event; or a mutually agreed termination.

For purposes of the plan, “good reason” means a material reduction in base salary or bonus unless the reduction is part of a less than 5% reduction affecting 95% of all employees or a bonus is not paid or is reduced because of failure to meet targets; failure to continue a material compensation plan unless it is a change affecting 95% of all employees and the reduction is less than 5%; assignment of duties materially inconsistent with the position; or requirement to relocate the executive’s principal place of business more than 50 miles.

If payment obligations under the GenOn Change-in-Control Severance Plan are triggered, we are required to provide the following benefits: a cash severance payment equal to a multiple of salary (three in the case of Mr. Muller, Mr. Holden and Mr. Jines and two in the case of the other executives) plus the same multiple times the executive’s target bonus, payable in a lump sum; a target STI award prorated based on the number of days the executive was employed during the year in which his or her employment was terminated, payable in a cash lump sum; continued welfare benefit coverage for three years in the case of Mr. Muller, Mr. Holden and Mr. Jines and two years in the case of the other executives; and outplacement services for one year.

The GenOn Change- in-Control Severance Plan provides for payments and benefits to be made to executives in full or in a reduced amount so as to result in no portion of the payment being subject to an excise tax under Section 280G of the Code, whichever is greater on an after-tax basis.

Mirant Change-in-Control Severance Plan.    Mr. Muller and Mr. Gaudette remain eligible for benefits under the Mirant Change-in-Control Plan until the second anniversary of the Merger (to the extent they are more favorable than the terms of the executives’ other applicable arrangements). Under the Mirant Change-in-Control Severance Plan, if an eligible executive’s employment is terminated for any reason other than by reason of disability or for cause or if the executive terminates his or her employment within 90 days following an event constituting “good reason,” he or she would receive a payment equal to three times the executive’s base salary and three times the executive’s target STI award for the year in which termination occurs; a lump sum amount equal to the cost of 36 months of additional benefit coverage under the medical, dental and vision plans in which he or she participates on the date of termination; and a pro rata bonus based on the higher of the executive’s target STI award immediately prior to or after the Merger.

For these purposes, “good reason” generally means a material reduction in the executive’s base salary or target STI award (exclusive of any reduction that is part of a less than 5% across-the-board reduction in base salary rate or target STI opportunity similarly affecting at least 95% of all employees), the failure to continue in effect any material compensation plan, a requirement that the executive relocate more than 50 miles, or the assignment of duties materially inconsistent with the executive’s position, duties or responsibilities.

Mr. Muller’s Arrangements.    Upon a change-in-control, Mr. Muller is entitled to the better of the benefits available under the GenOn Energy Change-in-Control Severance Plan, the Mirant

Change-in-Control Severance Plan (if a qualifying termination of employment occurs within two years following the Merger), or his employment agreement with us.

Under his employment agreement, in the event of his termination of employment before the second anniversary of the Merger or during the period beginning six months before and ending two years following a subsequent change-in-control (not including the Merger), in any event by us without cause or if he terminates his employment within 90 days following an event constituting “good reason,” subject to his execution of a release of claims, he would receive the following benefits:

•

a payment equal to three times the sum of his base salary, his target STI award (or, if greater, his actual STI award for the year preceding the Merger or subsequent change-in-control, as the case may be), the annual cost for life and long-term disability insurance for him, and the contribution for the preceding year under our 401(k) plan and the savings restoration program of the Deferral Plan;

•	any unpaid incentive or other compensation payable as of the date of his termination;

•	full vesting of all equity incentive compensation awards, with the further provision that all stock options shall remain exercisable for their full remaining term;

•

18 months of continued coverage (for his spouse and dependents as well, if applicable) under our medical, dental and other group health benefits for senior executives at the same rates charged active executives; and

•

a lump sum amount equal to the employer cost (determined pursuant to certain assumptions set forth in the agreement) of an additional 18 months of coverage under the medical, dental and vision plans in which he participated.

For purposes of his agreement, “good reason” means a reduction in base salary or annual STI award opportunity, a diminution in title, duties or responsibilities (exclusive of the title of Chairman of the Board provided that he remains on the Board), our failure to secure a successor’s written assumption of the agreement or the requirement that he relocate by more than 50 miles. We are required to execute a release of claims in favor of Mr. Muller. If we fail to do so, any release executed by him will cease to be of any effect, but he will continue to be eligible for the foregoing benefits. Mr. Muller also agreed to relinquish the golden parachute excise tax gross-up that was included in his prior employment agreement with Mirant.

Mr. Holden’s Arrangements.    Upon a change-in-control, Mr. Holden is entitled to the better of the benefits available under the GenOn Energy Change-in-Control Severance Plan or his offer letter that became effective upon completion of the Merger. Prior to the Merger, Mr. Holden waived his rights under the Mirant Change-in-Control Severance Plan. Under his offer letter, upon a change-in-control that occurs subsequent to the Merger (but not including the Merger), Mr. Holden will be eligible for change-in-control severance benefits upon a qualifying termination in an amount equal to three times his base salary and target annual bonus. Mr. Holden will be paid, subject to his continued employment through the second anniversary of the completion of the Merger, a cash retention bonus in an amount equal to the amount of severance that he would have been paid under the Mirant Change-in-Control Severance Plan (as described above). Mr. Holden is also entitled to benefits if, within two years following the completion of the Merger, Mr. Holden dies, terminates as a result of disability, is terminated without cause, resigns within 90 days following a material breach of his offer letter that is not cured, or if his employment terminates for any reason following the termination of Mr. Muller’s employment. In these circumstances, he will be paid the cash retention bonus that otherwise would have become payable upon the second anniversary of the Merger as described above. Mr. Holden continues to be entitled under the Mirant Change-in-Control Severance Plan to any right to a gross-up for taxes imposed under Section 4999 of the Code.

Mr. Jines’ Arrangements.    Upon a change-in-control, Mr. Jines is entitled to the better of the benefits available under the GenOn Energy Change-in-Control Severance Plan or his change-in-control agreement. The change-in-control agreement with Mr. Jines provides for payments and benefits following termination of employment within two years following a change-in-control (which included the Merger) if there is an involuntary termination that did not result from death, disability or termination for cause; a termination by Mr. Jines for “good reason;” or a termination initiated by us and mutually agreed upon by Mr. Jines and us. For this purpose, “good reason” generally means a material reduction in duties and responsibilities; a material reduction in annual base salary; our failure to continue certain benefits and compensation plans (or comparable benefits plans) that are material to Mr. Jines’ compensation; or a change of more than 50 miles in the location of Mr. Jines’ principal place of employment. If the payment obligations under Mr. Jines’ change-in-control agreements are triggered, we are required to provide him with a cash severance payment equal to three times Mr. Jines’ salary plus the same multiple times his target STI award, payable in a lump sum; a pro-rated target STI award based on the number of days Mr. Jines was employed during the year in which his employment was terminated, payable in cash in a lump sum; continued welfare benefits coverage (medical, dental and vision) for two years; outplacement services for 12 months; and gross-up payments intended to reimburse Mr. Jines for any taxes and penalties inadvertently triggered under Internal Revenue Code Section 409A, unless the tax is imposed because of the plan aggregation rules under Section 409A or, in the case of termination for “good reason,” Mr. Jines does not timely notify us of the event.

Ms. Cleary’s Arrangements.    Upon a change-in-control, Ms. Cleary is entitled to the better of the benefits available under the GenOn Energy Change-in-Control Severance Plan or her offer letter that became effective upon completion of the Merger. Prior to the Merger, Ms. Cleary waived her rights under the Mirant Change-in-Control Severance Plan. Ms. Cleary will be paid, subject to her continued employment through the second anniversary of the completion of the Merger, a cash retention bonus in an amount equal to the amount of severance that she would have been paid under the Mirant Change-in-Control Severance Plan (as described above). Ms. Cleary is also entitled to benefits if, within two years following the completion of the Merger, Ms. Cleary dies, terminates as a result of disability, is terminated without cause, or resigns within 90 days following a material breach of her offer letter that is not cured. In these circumstances, she will be paid the cash retention bonus that otherwise would have become payable upon the second anniversary of the Merger as described above. Ms. Cleary continues to be entitled under the Mirant Change-in-Control Severance Plan to any right to a gross-up for taxes imposed under Section 4999 of the Code.

Mr. Jacobs’ Arrangements.    Mr. Jacobs terminated his employment for “good reason” in 2011. In accordance with the terms of Mr. Jacobs’ change-in-control agreement, he received a cash severance payment equal to three times his salary plus three times his target STI award; a pro-rated target STI award based on the number of days he was employed during 2011; and continued welfare benefits coverage (medical, dental and vision) for two years. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table.” Mr. Jacobs also received access to outplacement services for 12 months. In addition, in accordance with Mr. Jacobs’ equity award agreements, he received a pro-rata allocation of the time-based restricted stock units granted in connection with the completion of the Merger, plus one-third of his 2011 LTI awards. See “2011 Option Exercises and Stock Vested” and “Outstanding Equity Awards at 2011 Fiscal Year-End.” Mr. Jacobs did not receive any “golden parachute” excise tax gross-up payments.

Mr. Freysinger’s Arrangements.    Mr. Freysinger terminated his employment for “good reason” in 2011. In accordance with the terms of Mr. Freysinger’s change-in-control agreement, he received a cash severance payment equal to two times his salary plus two times his target STI award; a pro-rated target STI award based on the number of days he was employed during 2011; and continued welfare benefits coverage (medical, dental and vision) for two years. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table.” Mr. Freysinger also received access to outplacement services for 12 months. In addition, Mr. Freysinger received one-third of his 2011 L awards. See “2011 Option Exercises and Stock Vested” and “Outstanding Equity Awards at 2011 Fiscal Year-End.” Mr.  Freysinger did not receive any “golden parachute” excise tax gross-up payments.

Executive Severance (Not in Connection with a Change-in-Control)

The following table summarizes the severance payments and benefits to be provided to the executives assuming a qualifying termination of employment as of December 31, 2011 and assuming that the termination did not trigger payment under one of the change-in-control plans or agreements described above. The benefits are payable to the executives under our non-change-in-control severance plan, except for Mr. Muller, whose benefits are payable pursuant to his employment agreement. Mr. Holden and Ms. Cleary are also entitled to the retention bonus that otherwise would have become payable upon the second anniversary of the Merger (i.e., the amount payable upon a qualifying termination of employment under Mirant’s Change-in-Control Severance Plan as described above). Mr. Jacobs and Mr. Freysinger, who were not employees as of December 31, 2011, are not included in the table below.

Name	Multiple of Salary	Multiple of Target STI Award	STI Award(1)	Welfare Benefits Coverage	Additional Benefits(2)	Excise Tax Gross-Up	Equity-based Awards(3)	Total Pre-Tax Benefit
Edward Muller	$2,270,000	$2,270,000	$1,974,900	$55,867	$527,255	$—	$3,301,498	$10,399,520
William Holden	817,500	613,125	408,750	30,419	3,287,096	—	161,622	5,318,512
Michael Jines	682,500	443,625	295,750	30,461	35,000	—	115,048	1,602,384
Robert Gaudette	534,450	293,948	195,965	20,106	35,000	—	70,442	1,149,911
Anne Cleary	557,550	306,653	204,435	32,713	1,882,274	—	62,384	3,046,009

(1)	Mr. Muller’s STI award value represents the actual bonus earned for 2011 and paid in 2012. For all other executives, the STI award value equals the executive’s pro rata target STI award for 2011.

(2)	For Mr. Muller, represents the value of two times the contributions made for 2010 under the legacy Mirant 401(k) plan, the Mirant Supplemental Savings Plan, the Deferral and Restoration Plan and the GenOn Energy Savings Plan and the value of two times the annual cost for life and long-term disability coverage. For Mr. Holden and Ms. Cleary, represents the retention bonus that otherwise would have become payable upon the second anniversary of the Merger, plus outplacement services for 12 months. For Mr. Jines and Mr. Gaudette, represents outplacement services for 12 months.

(3)	For Mr. Muller, represents the value for the accelerated vesting of all outstanding unvested restricted stock unit awards. For the other executives, represents the value for the accelerated vesting of the portion of outstanding unvested restricted stock unit awards scheduled to vest on the next vesting date following termination. Any remaining outstanding unvested restricted stock unit awards would be forfeited. In all cases, the values are based on a price of $2.61 (closing price on December 30, 2011, the last trading day of the year) and assume that performance-based restricted stock units vested at the target amount in accordance with the terms of the executives’ respective equity award agreements.

GenOn Non-Change-in-Control Severance Plan.    Our non-change-in-control severance plan provides for payments and other benefits upon involuntary termination of the executive’s employment that did not result from death, disability or termination for cause or that did not follow a change-in-control or for which benefits under the executive’s change-in-control agreement are otherwise not available. If the payment obligations under the non-change-in-control severance plan are triggered, we are required to provide severance benefits upon expiration of executives’ existing agreements providing for their individual severance arrangements (subject to certain conditions) as follows:

•	a multiple of the sum of base salary and annual STI award at target (two in the case of Mr. Muller and 1.5 in the case of the other executives);

•

a pro-rated target STI award based on the number of days the executive was employed during the year in which his or her employment was terminated, payable in cash in a lump sum (if employed for at least 90 days); and

•	continued health and welfare benefits coverage (medical, dental and vision) through the severance period (24 months for Mr. Muller and 18 months for the other executives).

To receive severance benefits under the non-change-in-control severance plan, the executive must sign a waiver and release providing that the executive waives all claims against us, will not disclose confidential information, and for one year, will not hire or solicit to hire any of our employees. In the event an executive receives severance benefits under the non-change-in-control severance plan and is rehired within 60 days, the executive must repay the benefits received.

The non-change-in-control severance plan, which was adopted in 2011, also provides that if the cash benefit that was available to an executive under the plan that was in place for such executive as of December 31, 2010 is greater than the benefit to the executive under the non-change-in-control severance plan, the executive will receive instead the cash benefit under that legacy plan.

Mr. Muller’s Arrangements.    Our employment agreement with Mr. Muller provides various benefits upon a qualifying termination of employment following a change-in-control. The agreement also provides various benefits without regard to whether a change-in-control has occurred. Upon termination of Mr. Muller’s employment by us without cause or by him for “good reason” (as described above in regard to his benefits under the agreement in respect of a termination of employment following a change-in-control) and further subject to his execution of a release of claims, he would receive the following benefits:

•

a payment equal to two times the sum of his base salary, his target bonus, the annual cost for life and long-term disability insurance for him, and the contribution for the preceding year under our 401(k) plan and the savings restoration program of the Deferral Plan;

•	a pro-rata payment of his annual target bonus;

•	full vesting of all equity incentive compensation awards, with the further provision that all stock options shall remain exercisable for their full remaining term;

•

18 months of continued coverage (for his spouse and dependents as well, if applicable) under our medical, dental and other group health benefits for senior executives at the same rates charged active executives; and

•

a lump sum amount equal to the employer cost (determined pursuant to certain assumptions set forth in the agreement) of an additional six months of coverage under the medical, dental and vision plans in which he participated.

We are required to execute a release of claims in favor of Mr. Muller. If we fail to do so, any release executed by him will cease to be of any effect, but he will continue to be eligible for the foregoing benefits. Mr. Muller’s employment agreement also provides for benefits in the case of death or disability. In such event, he (or his estate, as the case may be) will be paid an amount equal to his pro-rata target bonus and there will be full vesting of all equity incentive compensation awards, with the further provision that all stock options shall remain exercisable for their full remaining term. Finally, upon Mr. Muller’s retirement (defined as any termination on or after the third anniversary of the Merger or such earlier date as the Board may determine), there will be full vesting of all his equity incentive compensation awards, with the further provision that all stock options shall remain exercisable for their full remaining term.

For payments made under our pension and nonqualified deferred compensation plans in connection with a termination of employment, see “2011 Pension Benefits” and “2011 Nonqualified Deferred Compensation.”

Compensation Risk

In early 2012, we assessed the risks relating to our employee-wide compensation policies and practices. Based on this assessment, we think that none of our policies or practices is reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee considers factors it deems appropriate, including historical compensation practices in effect prior to the Merger with Mirant Corporation and market data provided by its independent compensation consultant. The Committee then recommends the form and amount of compensation to the Board for approval.

Our non-employee directors’ compensation program provides for target total compensation of $200,000 for the Lead Director and the chairman of the audit committee, $190,000 for non-audit committee chairmen and $180,000 for non-employee directors who are not committee chairmen. These figures include an annual award of restricted stock units (the number of which are to be determined by dividing $95,000 by the fair market value of the Company’s common stock on the day following the annual meeting of the Company’s stockholders), a non-employee director retainer of $85,000, and additional retainers of $20,000 for the Lead Director and chairman of the audit committee and $10,000 for non-audit committee chairmen. All cash retainers are paid quarterly in arrears in January, April, July and October for each plan year. In addition, the directors were permitted to choose in advance to have up to 33% of the restricted stock units settle in cash. The restricted stock units settle when the directors leave the Board or on a later date that they were permitted to choose in advance. Although the awards are vested upon grant, the payment of federal income taxes is deferred until settlement.

We also have stock ownership guidelines for our directors. All non-employee directors have a target level of ownership of our common stock of three times such director’s annual base cash retainer. See “Corporate Governance—Stock Ownership Guidelines.”

The following table summarizes compensation earned by or granted to our non-employee directors during 2011. Mr. Muller and Mr. Jacobs were not compensated for their director services. Ms. Moler and Secretary Abraham, who were appointed as directors in January 2012, are not included in the table below. Following their appointment, Ms. Moler and Secretary Abraham were each granted a pro-rated annual award of restricted stock units in accordance with the Company’s standard non-employee directors’ compensation program. Going forward, Ms. Moler and Secretary Abraham will continue to be compensated in accordance with the Company’s standard non-employee directors’ compensation program described above.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
E. William Barnett(2)	$85,000	$95,002	$180,002
Terry G. Dallas(2)	85,000	95,002	180,002
Thomas H. Johnson(2)	85,000	95,002	180,002
Steven L. Miller(2)	115,000	95,002	210,002
Robert C. Murray(2)	105,000	95,002	200,002
Laree E. Perez(2)	85,000	95,002	180,002
Evan J. Silverstein	95,000	95,002	190,002
William L. Thacker(2)	95,000	95,002	190,002

(1)	On May 5, 2011, each non-employee director received a grant of 25,607 restricted stock units under the terms of our standard non-employee directors’ compensation program as described above. Mr. Barnett and Mr. Thacker elected to have 25% of the award settle with cash and Mr. Dallas, Mr. Miller and Mr. Silverstein elected to have 33% of the award settle with cash. The value shown for each stock award is the value of the common stock based on its closing trading price on the date of grant.

As of December 31, 2011, each non-employee director had the following number of restricted stock units outstanding: Mr. Barnett—25,607 (including 6,401 cash-settled awards); Mr. Dallas—25,607 (including 8,450 cash-settled awards); Mr. Johnson—25,607; Mr. Miller—25,607 (including 8,450 cash-settled awards); Mr. Murray—25,607; Ms. Perez—25,607; Mr. Silverstein—25,607 (including 8,450 cash-settled awards) and Mr. Thacker—25,607 (including 6,401 cash-settled awards). None of the non-employee directors had any other stock awards outstanding.

(2)	As of December 31, 2011, each of the non-management directors had the following number of stock options outstanding from grants made prior to the Merger: Mr. Barnett—15,000; Mr. Dallas—34,083; Mr. Johnson—34,083; Mr. Miller—10,000; Mr. Murray—34,083; Ms. Perez—15,000 and Mr. Thacker—34,083.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee is responsible for overseeing our financial reporting process, including supervising the Company’s relationship with its independent registered public accounting firm, KPMG LLP, which reports directly to the Committee. In discharging its duties and responsibilities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2011;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting;

•

received from the independent registered public accounting firm a formal written statement describing all relationships with the Company that might affect its independence as required by applicable requirements of the Public Company Accounting Oversight Board and NYSE regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;

•	considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence; and

•	concluded that the independent registered public accounting firm is independent from the Company and its management.

Management, under the oversight of the Audit Committee, is responsible for establishing and maintaining a system of internal control over financial reporting and for preparing the Company’s financial statements and reports in accordance with U.S. generally accepted accounting principles. Management represented to the Committee that the Company’s annual financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The independent registered public accounting firm is responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of the Company’s annual financial statements to U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm expresses an opinion on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee,

Robert C. Murray (Chairperson)

Terry G. Dallas

Laree E. Perez

Evan J. Silverstein

Independent Auditors

The Audit Committee of our Board has appointed KPMG LLP as our independent registered public accounting firm. Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders at the Meeting.

Principal Accounting Firm Fees

The following table shows the aggregate fees related to the audit and other services provided by KPMG LLP (in thousands) for the fiscal years ending December 31, 2011 and 2010. Amounts in the table for periods prior to the consummation of the Merger on December 3, 2010 reflect amounts paid by Mirant to KPMG, LLP.

	2011	2010
Audit Fees	$5,435	$5,867
Audit-Related Fees	25	754
Tax Fees	—	—
All Other Fees	—	—

Total	$5,450	$6,621

Audit Fees.    This category includes fees and expenses related to the audit of the consolidated annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the audits of various subsidiary financial statements and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, and the preparation of any written communications on internal control matters.

Audit-Related Fees.    This category consists of accounting consulting, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, which during 2011 and 2010 related to the Merger, and are not reported above under “Audit Fees.”

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s charter provides for review and pre-approval by the Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. All of the fees and services described above were pre-approved by the Audit Committee.

Rotation of Independent Auditors

The Audit Committee ensures the rotation of audit partners as required by law and periodically evaluates whether to change our independent auditors.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Meeting other than the items set forth in this proxy statement. The Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in your proxy.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS & NOMINATIONS

FOR 2013 ANNUAL MEETING

In order for stockholder proposals submitted under Rule 14a-8 of the Exchange Act to be presented at our 2013 annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting, the proposals must be received by 5:00 p.m. Central Time on November 30, 2012 to our Corporate Secretary via mail to GenOn Energy, Inc., P.O. Box 3795, Houston, Texas 77253. Any change of address will be posted on our website at www.genon.com, which stockholders should verify prior to any mailing to our Corporate Secretary.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal under Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our board to be properly made at the time of the 2013 annual meeting of stockholders, notice must be received by our Corporate Secretary at the address in the preceding paragraph, or as may be updated on our website, between January 9, 2013 and 5:00 p.m. Central Time on February 8, 2013. As provided in our bylaws, after 5:00 p.m. Central Time on February 8, 2013, notice of a stockholder proposal or nomination will be considered untimely. If, however, our 2013 annual meeting of stockholders is called for a date that is not within 25 days before or after May 9, 2013, notice must be received by our Corporate Secretary at the address in the preceding paragraph, or as may be updated on our website, no later than 5:00 p.m. Central Time on the tenth day following the day on which notice of the date of our 2013 annual meeting of stockholders is mailed or public disclosure of that date is made, whichever occurs first. In each case, the notice must comply with the requirements of Article II, Section 11 or Article III, Section 4 of our bylaws, as applicable, and indicate whether the stockholder intends to deliver or otherwise solicit proxies in support of the proposal or nomination. A copy of our bylaws may be obtained upon written request to our Corporate Secretary.

SOLICITATION OF PROXIES

We will bear all expenses of this proxy solicitation, including the cost of preparing and distributing this proxy statement. In addition to solicitation by use of electronic means and the mail, proxies and voting instructions may be solicited by some of our directors, executives and employees by further mailing, telephone, facsimile or personal contact. Such directors, executives and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Innisfree M&A Incorporated, 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. For these services, we will pay Innisfree a fee of $15,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2011 accompanies the materials delivered to stockholders who request proxy materials by mail or email. The annual report may also be read, downloaded and printed at www.genon.com/investors/investors-sec-filings.aspx. The annual report is not a part of the proxy solicitation material.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•

Our website, located at www.genon.com, contains operational data as well as press releases, job listings and a link to our investor relations page. Any updates to our contact information are made on our website. The investor relations page of our website contains our earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•

You may read and copy the proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website located at www.sec.gov.

•

To have information, such as our latest quarterly earnings release, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Corporate Governance Guidelines, charters of our Board committees or Code of Ethics and Business Conduct, mailed to you, please contact investor relations at (832) 357-7000 or via our website located at www.genon.com/investors/investors-information-request.aspx.

GENON ENERGY, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of GenOn Energy, Inc.

common stock for the 2012 Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone — Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1347.)

OR

2.	Vote by Internet — Please access https://www.proxyvotenow.com/gen and follow the simple instructions on the screen. Please note you must type an “s” after “http.”

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.

Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: GenOn Energy, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTORS IN ITEM 1, FOR ITEMS 2 and 3 and AGAINST ITEM 4.

1.	Election of directors.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 - E. Spencer Abraham	☐	☐	☐	06 - Edward R. Muller	☐	☐	☐	2. Ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for fiscal year 2012.	☐	☐	☐

02 - Terry G. Dallas	☐	☐	☐	07 - Robert C. Murray	☐	☐	☐

03 - Thomas H. Johnson	☐	☐	☐	08 - Laree E. Perez	☐	☐	☐	3. Consider an advisory vote on the compensation of our named executives.	☐	☐	☐

04 - Steven L. Miller	☐	☐	☐	09 - Evan J. Silverstein	☐	☐	☐	4. Consider a stockholder proposal, if properly presented at the meeting, described in the Proxy materials.	☐	☐	☐
05 - Elizabeth A. Moler	☐	☐	☐	10 - William L. Thacker	☐	☐	☐

5. Transact other business that may properly come before the meeting.

, 2012
Date

Signature

Signature

NOTE: Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title. Corporations or partnership should sign in full name of corporation or partnership by an authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE TODAY.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

GENON ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS – MAY 9, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Edward R. Muller and Michael L. Jines and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of GenOn Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on March 12, 2012, at the Annual Meeting of Stockholders to be held at The Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania, at 8:00 a.m., Eastern Time, on Wednesday, May 9, 2012, or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in Item 1, FOR Items 2 and 3 and AGAINST Item 4.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders of any adjournment or postponement thereof, and hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Stockholders, Annual Report and the Proxy Statement furnished herewith.

IMPORTANT – THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.